Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED SENIOR SECURED

REVOLVING CREDIT AGREEMENT

dated as of

October 1, 2025

between

MIDCAP FINANCIAL INVESTMENT CORPORATION

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF MONTREAL,

TRUIST BANK,

as Syndication Agents

$1,610,000,000

JPMORGAN CHASE BANK, N.A.

BMO CAPITAL MARKETS CORP.

TRUIST SECURITIES, INC.

as Joint Bookrunners and Joint Lead Arrangers

SCHEDULE I	-	Commitments
SCHEDULE II	-	Material Agreements and Liens
SCHEDULE III	-	Indebtedness
SCHEDULE IV	-	Subsidiaries and Non-Consolidated Subsidiaries; Investments
SCHEDULE V	-	Transactions with Affiliates
SCHEDULE VI	-	Industry Classification Group List
SCHEDULE VII	-	Approved Dealers and Approved Pricing Services

SCHEDULE VIII	-	Letter of Credit Commitments
EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Guarantee and Security Agreement
EXHIBIT C	-	Form of Borrowing Base Certificate

THIRD AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of October 1, 2025, between MIDCAP FINANCIAL INVESTMENT CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (this “Agreement”).

Midcap Financial Investment Corporation (f/k/a Apollo Investment Corporation), a Maryland corporation (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, are parties to a Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 17, 2024 (as heretofore modified and supplemented and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, the “Existing Credit Agreement”).

The Borrower has requested that the Lenders provide the credit facilities described herein in an initial aggregate principal or face amount not exceeding $1,610,000,000 and that this Agreement amend and restate the Existing Credit Agreement in its entirety on the terms specified herein. The Lenders are prepared to amend and restate the Existing Credit Agreement in its entirety upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2026 Notes” means the Borrower’s 4.500% unsecured notes due July 2026 outstanding as of the Restatement Effective Date, in the principal amount of $125,000,000.

“2028 Notes” means the Borrower’s 8.00% unsecured notes due December 2028 outstanding as of the Restatement Effective Date, in the principal amount of $80,000,000.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Class Commitment” means any additional class of commitments created hereunder after the Restatement Effective Date, subject to the approval of the Administrative Agent and the Required Lenders.

“Additional Class Lender” means each Lender that provides an Additional Class Commitment.

“Additional Class Loans” means the Loans made by the Additional Class Lenders to the Borrower under an Additional Class Commitment.

“Additional Debt Amount” means, as of any date, the greater of (a) $50,000,000 and (b) an amount equal to 5% of Shareholder’s Equity.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326%, (ii) with respect to any RFR Borrowing denominated in CHF, an interest rate per annum equal to the Daily Simple RFR for CHF and (iii) with respect to any RFR Borrowing denominated in CAD, an interest rate per annum equal to (a) the Daily Simple RFR for CAD, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Gross Borrowing Base” means the Gross Borrowing Base plus the amount of any cash held in a “collection” (or similar) account of any Unrestricted Subsidiary that is a “collateralized loan obligation” (a “CLO”) or is otherwise subject to a third-party financing whereby a trustee or similar third party administers the “collection” (or similar) account and periodic “waterfall” payments therefrom, in each case, that is reflected on a “payment date schedule” (or similar distribution statement and, in each case, which may be a draft so long as the amount to be distributed has been finalized) to be (subject only to the lapse of time for a period not to exceed 30 days from the date of such schedule or statement) irrevocably distributed, directly or indirectly, to an Obligor on the next payment date or similar distribution date for such CLO or other Unrestricted Subsidiary.

“Adjusted Term CORRA Rate” means, with respect to any Term Benchmark Borrowing denominated in CAD for any Interest Period, an interest rate per annum equal to (a) Term CORRA for such Interest Period plus (b) 0.29547% per annum for a one-month Interest Period or 0.32138% per annum for a three-month Interest Period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower or any Subsidiary in its investment portfolio in the ordinary course of business.

“Affiliate Agreements” means, collectively, (a) the Second Amended and Restated Administration Agreement, dated May 17, 2018, between the Borrower and Apollo Investment Administration, LLC, (b) the Fourth Amended and Restated Investment Advisory Management Agreement, dated August 1, 2022 between the Borrower and Apollo Investment Management, L.P., and (c) the Trademark License Agreement dated August 2, 2022, between the Borrower and Apollo Capital Management, L.P., as amended.

“Agreed Foreign Currency” means, at any time, any of CAD, Pounds Sterling, AUD, CHF, Euros, Swedish Krona, HKD, Yen and, with the agreement of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the relevant local market for obtaining quotations, and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder or to permit any Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Dollar Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments.

“Applicable Financial Statements” means, as at any date, the most-recent audited financial statements of the Borrower delivered to the Lenders, provided that if immediately prior to the delivery to the Lenders of new audited financial statements of the Borrower a Material Adverse Change (the “Pre-existing MAC”) shall exist (regardless of when it occurred), then the “Applicable Financial Statements” as at said date means the Applicable Financial Statements in effect immediately prior to such delivery until such time as the Pre-existing MAC shall no longer exist.

“Applicable Margin” means, for any day, (a) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is equal to or greater than 1.60 times the Combined Debt Amount (as of the most recently delivered Borrowing Base Certificate), (i) with respect to any ABR Loan, 0.650% per annum and (ii) in the case of any Term Benchmark Loan or RFR Loan, 1.650% per annum, and (b) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than 1.60 times the Combined Debt Amount (as of the most recently delivered Borrowing Base Certificate), (i) with respect to any ABR Loan, 0.775% per annum, and (ii) in the case of any Term Benchmark Loan or RFR Loan, 1.775% per annum. Any change in the Applicable Margin due to a change in the ratio of the Gross Borrowing Base to the Combined Debt Amount as set forth in any Borrowing Base Certificate shall be effective from and including the day immediately succeeding the date of delivery of such Borrowing Base Certificate; provided that if any Borrowing Base Certificate has not been delivered in accordance with Section 5.01(d), then from and including the day immediately succeeding the date on which such Borrowing Base Certificate was required to be delivered, the Applicable Margin shall be the Applicable Margin set forth in clause (b) above to and including the date on which the required Borrowing Base Certificate is delivered.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Term Loans and Total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VII or any other pricing or quotation service approved by the Investment Advisor (so long as it has the necessary delegated authority) or the Board of Directors of the Borrower (or appropriate committee thereof with the necessary delegated authority) and designated in writing to the Administrative Agent (which designation (if approved by the Board of Directors of the Borrower) shall be accompanied by a copy of a resolution of the Board of Directors (or appropriate committee thereof with the necessary delegated authority) of the Borrower that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means any Independent third-party appraisal firm designated by the Borrower in writing to the Administrative Agent, in its reasonable discretion.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis for the Borrower and its Subsidiaries, without duplication, which the Value of total assets, less all liabilities and Indebtedness not represented by “Senior Securities”, bears to the aggregate amount of “Senior Securities” representing Indebtedness of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder relating to the treatment of any such liabilities, Indebtedness or “Senior Securities” for purposes of such determination). For clarity, the calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the Securities and Exchange Commission under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of “Senior Securities” only so long as (a) such order is in effect, and (b) no obligations are then due and owing pursuant to the terms of any guarantee by one or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“AUD” denotes the lawful currency of The Commonwealth of Australia.

“AUD Rate” means for any Loans in AUD, the (a) AUD Screen Rate plus (b) 0.20%.

“AUD Screen Rate” means, with respect to any Interest Period, (a) the average bid reference rate administered by the ASX Benchmarks Pty Limited (CAN 616 075 417) (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the date that is two Business Days prior to the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding, (a) in the case of each Dollar Lender, the earlier of the Commitment Termination Date and the date of termination of the Dollar Commitments, (b) in the case of each Multicurrency Lender, the earlier of the Commitment Termination Date and the date of termination of the Multicurrency Commitments and (c) in the case of each Additional Class Lender, if any, the termination date of the Additional Class Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Foreign Currency, the applicable Relevant Rate for such Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Agreed Foreign Currency (other than any Loan denominated in CAD), “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) (i) in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) 0.10% per annum and (ii) in the case of any Loan denominated in CAD, the Adjusted Daily Simple RFR for CAD; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided, however, that notwithstanding anything to the contrary herein, any Benchmark Replacement Conforming Changes having a material effect on the timing or amount of borrowings or payments shall require the consent of the Borrower.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(i)

in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(ii)

in the case of clause (iii) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Foreign Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(iii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date, (b) all Term Benchmark Loans of the same Class denominated in the same Currency that have the same Interest Period, (c) all RFR Loans of the same Class denominated in the same Currency or (d) a Swingline Loan.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit C and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, (a) in relation to Loans denominated in Pounds Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to any Loan denominated in a Local Rate Currency, any day (other than a Saturday or a Sunday) on which the central bank responsible for administering such Currency is open for business, as determined by the Administrative Agent in its reasonable discretion, (c) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (d) in relation to any Loans denominated in CAD and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, (e) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR, the Japanese Prime Rate or Daily Simple TONAR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (f) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Foreign Currency of such RFR Loan, any such day that is an RFR Business Day.

“CAD” denotes the lawful currency of Canada.

“Canadian Prime Rate” means the higher of, (i) on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the Adjusted Term CORRA Rate for a one-month Interest Period plus 1%; provided that if the Canadian Prime Rate as so determined would be less than 1%, such rate shall be deemed to be equal to 1% for the purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper or other short term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e) a Reinvestment Agreement;

(f) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and

(g) any of the following offered by JPMorgan Chase Bank, N.A. (or any successor custodian or other entity acting in a similar capacity with respect to the Borrower) (I) money market deposit accounts, (II) eurodollar time deposits, (III) commercial eurodollar sweep services or (IV) open commercial paper services, in each case having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s and maturing not later than 270 days from the date of acquisition thereof, provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (i)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) CHF, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Agreed Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (ii) 0%.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the four most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Adjusted Daily Simple RFR applicable during such period of four RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period, (c) CHF, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for CHF Borrowings for the four most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of four RFR Business Days) minus (ii) the Central Bank Rate in respect of CHF in effect on the last RFR Business Day in such period, and (d) any other Agreed Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in Euros for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Investment Advisor or any of its Affiliates that are in the business of managing and advising clients, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the requisite members of the board of directors of the Borrower nor (ii) appointed by a majority of the directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Investment Advisor or any of its Affiliates that are in the business of managing and advising clients.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines. requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CHF” means the lawful currency of the Swiss Confederation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans, Revolving Loans (and, in the case of Revolving Loans, whether such Loan, or the Loans constituting such Borrowing, are Dollar Loans or Multicurrency Loans), Swingline Loans or Additional Class Loans, as applicable; when used in reference to any Lender, refers to whether such Lender is a Term

Lender, a Revolving Lender (and, in the case of a Revolving Lender, whether such Lender is a Dollar Lender or a Multicurrency Lender), or an Additional Class Lender, as applicable; when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, a Revolving Commitment (and, in the case of any Revolving Commitment, whether such Commitment is a Dollar Commitment or a Multicurrency Commitment) or an Additional Class Commitment, as applicable, when used in reference to Letter of Credit, refers to whether such Letter of Credit was issued under the Multicurrency Commitment or the Dollar Commitment, and when used in reference to LC Exposure, refers to whether such LC Exposure is a Dollar LC Exposure or Multicurrency LC Exposure.

“CLO Securities” means debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit) including synthetic securities that provide synthetic credit exposure to debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (or other investments, including any interests held to comply with applicable risk retention requirements, that similarly represent an investment in underlying pools of leveraged portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means JPMCB in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (subject to any Lien permitted by Section 6.02 hereof), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest (subject to Permitted Liens specified in clause (g) of the definition thereof) pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within the longer of (i) 7 days of such inclusion and (ii) the date agreed by the Collateral Agent in its reasonable discretion.

“Combined Debt Amount” means, as of any date, (i) the sum of the aggregate amount of Revolving Commitments of all Lenders as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date) plus the aggregate outstanding amount of Term Loans, plus (ii) the aggregate principal amount of outstanding Designated Indebtedness (as such term is defined in the Guarantee and Security Agreement) and, without duplication, unused and available commitments of the holders of Designated Indebtedness to extend credit to the Borrower that will give rise to Designated Indebtedness under the Guarantee and Security Agreement plus (iii) the aggregate principal amount of outstanding Adjusted Designated LC Obligations (as such term is defined in the Guarantee and Security Agreement) and, without duplication, unused and available commitments of the holders of Designated LC Obligations to extend credit to an Obligor that will give rise to Designated LC Obligations.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

“Commitment Termination Date” means October 1, 2029.

“Commitments” means, collectively, the Term Commitments and the Revolving Commitments.

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated by Section 2.04(k), or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests of the Borrower, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, (x) that occurs substantially simultaneously with such proposed action or transaction and (y) is evidenced by a current Borrowing Base Certificate delivered by the Borrower (which may include any activities permitted to be included under clause (x) above).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Borrowing Base Deficiency” means, at any time that any Contingent Secured Indebtedness is outstanding, if the inclusion of all such Contingent Secured Indebtedness and the Portfolio Investments subject to the underlying repurchase transactions in the Covered Debt Amount and the Borrowing Base, respectively, would result in a Borrowing Base Deficiency.

“Contingent Secured Indebtedness” means, on any date, Indebtedness of an Obligor (which may be guaranteed by one or more other Obligors) that (a) is incurred pursuant to one or more repurchase arrangements, (b) has a maturity at issuance of no more than 180 days (or, in the case of any renewal or extension thereof, 180 days after the then-current expiration date of such Contingent Secured Indebtedness) and (c) is not secured by any Collateral (other than by (x) any Portfolio Investment to the extent otherwise permitted to be transferred to an Unrestricted Subsidiary hereunder, (y) the participation interest such Obligor sells in the underlying asset for such repurchase agreement(s) and such underlying asset or (z) any note or security issued by a Subsidiary of an Obligor that such Obligor sells or purports to sell, which economically represents the underlying asset for such repurchase agreement).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means any direct or indirect subsidiary of the Borrower which (a) is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code) in which the Borrower or any Subsidiary Guarantor owns (within the meaning Section 958(a) of the Code) 10% or more of the shares therein by either voting power or value, (ii) a Person substantially all the assets of which consist of Equity Interests and/or Indebtedness of Persons described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes whose sole assets are more than 65% of the voting Equity Interests of a Person described in clause (i) or (ii) of this definition and (b) is not a Foreign Subsidiary that is an Obligor.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Debt Amount” means, on any date, without duplication, the sum of (x) all of the Credit Exposures of all Lenders on such date plus (y) the aggregate principal amount of outstanding Permitted Indebtedness, Unsecured Shorter-Term Indebtedness, Indebtedness permitted under Section 6.01(g) and Special Unsecured Longer-Term Indebtedness on such date minus (z) the LC Exposures fully cash collateralized on such date pursuant to Section 2.05(k); provided that the aggregate principal amount of (i) the 2026 Notes and the 2028 Notes, (ii) all such Permitted Indebtedness consisting of Unsecured Longer-Term Indebtedness, Special Unsecured Longer-Term Indebtedness (other than Excess Special Unsecured Longer-Term Indebtedness) and (iii) 50% of all such Unsecured Shorter-Term Indebtedness (including, for the avoidance of doubt, any Excess Special Unsecured Longer-Term Indebtedness) shall be excluded from the calculation of the Covered Debt Amount, in each case, to the extent outstanding, until the date that is nine (9) months prior to the scheduled maturity date of such Unsecured Longer-Term Indebtedness, Special Unsecured Longer-Term Indebtedness, the 2026 Notes, the 2028 Notes or Unsecured Shorter-Term Indebtedness (including, for the avoidance of doubt, any Excess Special Unsecured Longer-Term Indebtedness); provided further that to the extent, but only to the extent, any portion of Unsecured Longer-Term Indebtedness, Special Unsecured Longer-Term Indebtedness, the 2026 Notes, the 2028 Notes or Unsecured Shorter-Term Indebtedness (including, for the avoidance of doubt, any Excess Special Unsecured Longer-Term Indebtedness) is subject to a contractually scheduled amortization payment, other principal payment or redemption (other than any conversion into Permitted Equity Interests) earlier than six (6) months after the Maturity Date (in the case of Unsecured Longer-Term Indebtedness), or earlier than the scheduled maturity of such Indebtedness (in the case of the 2026 Notes, the 2028 Notes, Unsecured Shorter-Term Indebtedness or Special Unsecured Longer-Term Indebtedness), such portion of such Indebtedness shall be included in the calculation of the Covered Debt Amount beginning upon the date that is the later of (i) 9 months prior to such scheduled amortization payment, other principal payment or redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed. For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities included in the Covered Debt Amount will be included at the then outstanding principal balance thereof and in no event shall any Contingent Secured Indebtedness (whether incurred pursuant to Section 6.01(g) or Section 6.01(l)) be included in the Covered Debt Amount other than for purposes of determining whether a Contingent Borrowing Base Deficiency has occurred or is continuing.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Exposures” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans and Revolving Credit Exposure at such time.

“Currency” means Dollars or any Foreign Currency.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than four (4) Business Days prior to such CORRA Determination Date.

“Daily Simple ESTR” means, with respect to any Swingline Loan denominated in Euros for any Business Day, an interest rate per annum equal to the greater of (a) ESTR based on the published rate of ESTR as of the Business Day of such request and (b) 0%. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”) and for any RFR Loan denominated in (x) Pounds Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is four (4) RFR Business Days prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) 0%, (y) CHF, SARON for the day that is four (4) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (z) CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), an interest rate per annum equal to the greater of (a) Daily Simple CORRA and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple TONAR” means, with respect to any requested Swingline Loan denominated in Yen for any Business Day, an interest rate per annum equal to the greater of (a) TONAR published by the Bank of Japan as of the Business Day of such request and (b) 0%. Any change in Daily Simple TONAR due to a change in the applicable TONAR shall be effective from and including the effective date of such change in TONAR.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Indebtedness” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Designated LC Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Designated LC Obligations Threshold” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to an Unrestricted Subsidiary pursuant to a transaction not prohibited hereunder.

“Disqualified Lender” means (i) those Persons that have been identified by the Borrower in writing to the Administrative Agent on or prior to the Restatement Effective Date, (ii) any Person that is identified by the Borrower after the Restatement Effective Date in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) Affiliates of any Person identified in clauses (i) or (ii) above that are either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on similarity of such Affiliate’s name. The identification of a Disqualified Lender after the Restatement Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation); provided, that any designation of a Person as a Disqualified Lender shall not be effective until three (3) Business Days after the later of (x) written notice thereof by the applicable Borrower to the Administrative Agent in accordance with the next succeeding sentence or (y) approval by the Administrative Agent, to the extent that such approval is required pursuant to clause (ii) hereof. Any supplement or other modification to the list of Persons identified as Disqualified Lenders shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans, and to acquire participations in Letters of Credit and Swingline Loans, denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment as of the Restatement Effective Date is set forth on Schedule I. The initial amount of the Dollar Commitment of any Lender that assumes a Dollar Commitment shall be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment. The initial aggregate amount of the Lenders’ Dollar Commitments as of the Restatement Effective Date is $200,000,000

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Agreed Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Agreed Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems reasonably appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems reasonably appropriate in its sole discretion.

“Dollar Issuing Bank” means any Issuing Bank identified on Schedule VIII that has agreed to issue Letters of Credit under its respective Dollar Commitment.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Commitment.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Dollar Loans” means the Loans made by the Dollar Lenders to the Borrower pursuant to this Agreement denominated in Dollars.

“Dollar Swingline Exposure” means a Dollar Lender’s Swingline Exposure under its Dollar Commitment.

“Dollar Swingline Lender” means any Swingline Lender identified in Schedule VIII that has agreed to make Swingline Loans under its respective Dollar Commitment.

“Dollars” and “$” refer to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Controlled Foreign Corporation or a Foreign Subsidiary that is an Obligor.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock or other Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“€” and “Euro” denote the single currency of the Participating Member States.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means, means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excess Special Unsecured Longer Term Indebtedness” means any Special Unsecured Longer Term Indebtedness in excess of $400,000,000 at any one time outstanding.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (i) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Borrower or any other Obligor is located or has a connection, (c) in the case of a Foreign Lender, any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to a request by the Borrower under Section 2.19(b)) or designates a new lending office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Obligor with respect to such withholding tax pursuant to Section 2.16(a), (d) any Taxes attributable to a Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.16(e) or Section 2.16(f), and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Lender” means each Lender with Revolving Credit Exposure immediately prior to the Restatement Effective Date.

“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests, proceeds of any Disposition of, Return of Capital received by or issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (v) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(e), (w) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (x) taxes paid or reasonably estimated to be payable by the Borrower or such other Obligor as a result of such cash receipts (after taking into account any available tax credits or deductions), (y) any costs, fees, commissions, premiums and expenses incurred by the Borrower or such other Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses or (z) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Floor” means 0%.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Obligor, any Subsidiary of such Obligor that is organized in a Permitted Foreign Jurisdiction; provided that, prior to any Foreign Subsidiary becoming a Subsidiary Guarantor pursuant to Section 5.08(a) hereof, the Administrative Agent and Collateral Agent shall have either (a) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Subsidiary as a new Obligor or (b) received legal opinions from local counsel in the relevant jurisdiction confirming the availability, validity and enforceability of guarantees and collateral support to be provided by each such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Borrowing Base” has the meaning assigned to such term in Section 5.13(k).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means the Amended and Restated Guarantee and Security Agreement, dated December 22, 2016, between the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness, each holder of any Designated LC Obligations, and the Collateral Agent, as the same shall be modified and supplemented and in effect from time to time.

“Guarantee and Security Agreement Confirmation” means a Guarantee and Security Agreement Confirmation, dated as of the date hereof, between the parties to the Guarantee and Security Agreement substantially in the form of Exhibit B.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that, pursuant to Section 5.08, becomes a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging or management arrangement.

“HKD” means the lawful currency of Hong Kong.

“HKD Screen Rate” means, with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or any replacement Reuters page which displays that rate) as of 11:00 a.m., Hong Kong time, on the date which is two Business Days prior to the date which is the first day of such Interest Period. If the HKD Screen Rate shall be less than zero, the HKD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Immaterial Subsidiary” means any Subsidiary that (i) is not an Obligor and (ii) does not own, legally or beneficially, or directly or indirectly, assets (including, without limitation, Portfolio Investments) which in aggregate have a value not in excess of the greater of (a) $50,000,000 and (b) 5% of the consolidated assets of the Borrower as of such date.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a portfolio investment (including Portfolio Investments) of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing “Indebtedness” shall not include (t) uncalled capital or other commitments of an Obligor in any joint venture, as well as any letter or agreement requiring any Obligor to provide capital to a joint venture or a lender to a joint venture (u) Hedging Agreements entered into pursuant to Section 6.04(c) and not for borrowed money, (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan (as defined in Section 5.13) that arises solely as an accounting matter under ASC 860, (w) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw, revolver, letter of credit or other unfunded portion of any existing portfolio investment (including Portfolio Investments), (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any Person in any Bank Loan.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Obligor under any Loan Document.

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Industry Classification Group” means any of the classification groups set forth in Schedule VI hereto, together with any additional classification groups from time to time utilized by Moody’s after the Restatement Effective Date and provided by the Borrower to the Administrative Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) the Maturity Date, (b) with respect to any ABR Loan, each Quarterly Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, (d) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (e) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (x) with respect to any Term Benchmark Borrowing denominated in any Currency other than CAD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Foreign Currency other than CAD), as the Borrower may elect or (y) with respect to any Term Benchmark Borrowing denominated in CAD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for CAD), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest

Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Swap Agreements.

“Investment Advisor” means Apollo Investment Management, L.P. or any Affiliate of Apollo Investment Management, L.P. that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients that replaces the Investment Advisor (or any such permitted successor).

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Investment Policies” means the investment objectives, policies, restrictions and limitations of the Borrower as described in its Form 10-K filed for the fiscal year ending on December 31, 2024, as amended, as such investment objectives, policies, restrictions and limitations may be amended, amended and restated, supplemented or otherwise modified from time to time in a manner that does not give rise to an Event of Default.

“Issuing Banks” means JPMCB, Truist Bank, Bank of Montreal, MUFG Bank, Ltd. and any other Issuing Bank designated pursuant to Section 2.05(m), in their capacity as the issuers of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(j). In the case of any Letter of Credit to be issued in an Agreed Foreign Currency, JPMCB and Bank of Montreal, respectively, may designate any of their respective affiliates as the “Issuing Bank” for purposes of such Letter of Credit.

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor. Notwithstanding the foregoing, for any Loan that bears interest at the Japanese Prime Rate pursuant to Section 2.13(a)(ii), the Japanese Prime Rate shall be the Japanese local bank prime rate without addition of the Japanese Prime Rate Adjustment.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit of a Class at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit of such Class that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Multicurrency Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time and the LC Exposure of any Dollar Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Lenders” means, collectively, the Term Lenders, the Dollar Lenders, the Multicurrency Lenders and the Additional Class Lenders, if any. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar rights of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any portfolio investment (including Portfolio Investments), the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag along, tag along, buyout rights, voting rights, rights of first offer or refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans of any Class made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Loans and the Term Loans.

“Local Rate” means (i) for Loans or Letters of Credit in AUD, the AUD Rate, (ii) for Loans or Letters of Credit in SEK, the SEK Screen Rate and (iii) for Loans or Letters of Credit in HKD, the HKD Screen Rate.

“Local Rate Currency” means each of AUD, Swedish Krona and HKD.

“Local Screen Rates” mean the AUD Screen Rate, the SEK Screen Rate and the HKD Screen Rate, as applicable.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Change” has the meaning assigned to such term in Section 3.04(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or its Subsidiaries or a change in general market conditions or values of the Borrower’s or any of its Subsidiaries’ Investments taken as a whole), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Swap Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000 and (b) obligations in respect of one or more Swap Agreements under which the maximum Swap Termination Value would exceed $50,000,000.

“Maturity Date” means October 1, 2030.

“Modification Offer” means, to the extent required by the definition of Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness, an obligation that will be satisfied if at least ten (10) Business Days (or, such shorter period if ten (10) Business Days is not practicable) prior to the incurrence of such Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness, the Borrower shall have provided notice to the Administrative Agent of the terms thereof that do not satisfy the requirements for such type of Indebtedness set forth in the respective definitions herein, which notice shall contain reasonable detail of the terms thereof and an unconditional offer by the Borrower to amend this Agreement to the extent necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in such Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness, as applicable, to be incurred. If any such Modification Offer is accepted by the Required Lenders within ten (10) Business Days of receipt of such offer, this Agreement shall be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to reflect all or some of such more restrictive financial covenants or events of default, as elected by the Required Lenders. Notwithstanding the foregoing, any provision in a Modification Offer (including any associated cure or grace period) incorporated into this Agreement pursuant to the definition of “Secured Longer-Term Indebtedness” or “Unsecured Longer-Term Indebtedness”, as applicable, shall be deemed automatically deleted from this Agreement at such time as the terms of such other Indebtedness are permanently amended so that such provision no longer applies or the applicable Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness is terminated or otherwise no longer in effect. Upon the request of the Borrower, the Lenders shall (at the Borrower’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Borrower evidencing the amendment or deletion of any such provision in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Revolving Loans, and to acquire participations in Letters of Credit and Swingline Loans, denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Multicurrency Commitment as of the Restatement Effective Date is set forth on Schedule I. The initial amount of the Multicurrency Commitment of any Lender that assumes a Multicurrency Commitment shall be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Restatement Effective Date is $1,410,000,000.

“Multicurrency Issuing Bank” means any Issuing Bank identified in Schedule VIII that has agreed to issue Letters of Credit under its respective Multicurrency Commitment.

“Multicurrency LC Exposure” means a Multicurrency Lender’s LC Exposure under its Multicurrency Commitment.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Multicurrency Loans” means the Loans made by the Multicurrency Lenders to the Borrower pursuant to this Agreement denominated in Dollars and in Agreed Foreign Currencies.

“Multicurrency Swingline Exposure” means a Multicurrency Lender’s Swingline Exposure under its Multicurrency Commitment.

“Multicurrency Swingline Lender” means any Swingline Lender identified in Schedule VIII that has agreed to make Swingline Loans under its respective Multicurrency Commitment.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries), or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries), an amount equal to (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees, costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (iii) the taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated taxes pursuant to this clause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute

Net Cash Proceeds (as of the date the Borrower determines such excess exists); and provided further that if the amount of any estimated taxes pursuant to this clause (iii) is less than the amount of taxes actually required to be paid in cash in respect of such Disposition, the shortfall shall be netted against subsequent Net Cash Proceeds received by the Borrower or any of its Subsidiaries (other than any Unrestricted Subsidiaries), (iv) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition and (v) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by such Obligor in connection with such Disposition; provided that, if the amount of any estimated reserves pursuant to this clause (v) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, cash received by the Borrower or any of its Subsidiaries (other than any Unrestricted Subsidiaries) for the sale by the Borrower or such Subsidiary of any Equity Interest of an Unrestricted Subsidiary but specifically excluding any sale of any Equity Interest by an Unrestricted Subsidiary or cash received by an Unrestricted Subsidiary in connection with the sale of any Equity Interest), or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries), an amount equal to (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) reasonable out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (2) any reasonable costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection therewith.

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-Consolidated Subsidiary” means any Person that:

(i) would be a Subsidiary without giving effect to the penultimate sentence of the definition of such term;

(ii) does not constitute an Investment held by any Obligor in the ordinary course of business; and

(iii) is not required to be consolidated on the financial statements of the Borrower in accordance with GAAP;

provided that a Person that constitutes a “Non-Consolidated Subsidiary” pursuant to the foregoing at any time shall continue to be a Non-Consolidated Subsidiary even if such Person is subsequently required to be consolidated on the financial statements of the Borrower as a result of any change in GAAP.

“Non-Recourse SBIC Guarantee” means a guarantee by any Obligor of Indebtedness of an SBIC Subsidiary on SBA’s then applicable form, provided that the recourse to such Obligor thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Obligor hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Indebtedness” means (a) Indebtedness in respect of accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money), including Guarantees of such Indebtedness, arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its securities transactions, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness does not arise in connection with the purchase or making of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfecting of a security interest under or otherwise with respect to, any Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to a request by the Borrower under Section 2.19(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means, a participation interest in an investment that at the time of acquisition by an Obligor satisfies each of the following criteria: (a) the underlying investment would constitute a Portfolio Investment were it acquired directly by an Obligor, (b) the entire purchase price for such participation is paid in full at the time of its acquisition and (c) the participation provides the participant all of the economic benefit and risk of the whole or part of such portfolio investment that is the subject of such participation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Advisor Loan” means any Indebtedness for borrowed money of the Borrower or another Obligor that (a) is owed to the Investment Advisor, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets (whether of the Borrower, any other Obligor or any other Person), (e) is on terms and conditions no less favorable to the Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (f) is on terms and conditions that are no less restrictive upon the Borrower and its Subsidiaries, while any Commitments or Loans are outstanding, than those set forth in this Agreement; and (g) upon the incurrence of such Indebtedness, the Borrower has elected to treat as a Permitted Advisor Loan by giving written notice of such election to the Administrative Agent.

“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the first anniversary of the Maturity Date (as in effect from time to time) other than (x) as a result of a change of control or asset sale, or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests.

“Permitted Foreign Jurisdiction” means each of England and Wales, Scotland, Ireland, Austria, Belgium, France, Germany, Liechtenstein, Luxembourg, Monaco, The Netherlands, Switzerland, Canada and the Cayman Islands.

“Permitted Indebtedness” means, collectively, Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any other Obligor in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation or to secure public or statutory obligations (other than in respect of employee benefit plans subject to ERISA); (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral included in the Borrowing Base that is permitted pursuant to this clause (e) shall have a priority that is junior to the Liens of the Security Documents; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash, financial assets and security entitlements held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-

Obligor in a transaction permitted by this Agreement; (i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder), provided that such Liens described in this clause (j) shall not apply to any Collateral; (k) deposits of money that are not Collateral securing leases to which an Obligor is a party as the lessee made in the ordinary course of business; (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed or purported to be sold or contributed to any Person not prohibited hereunder; and (m) any restrictions on the sale or disposition of assets arising from a loan sale agreement between or among one or more Obligors with one or more Unrestricted Subsidiaries; provided such restrictions with respect to this clause (m) do not adversely affect the enforceability of the Collateral Agent’s first-priority security interest on any Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Portfolio Investment” means any Investment (including a Participation Interest) held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d) and 6.04(d) and clause (p) of Article VII, Cash, excluding Cash held as cash collateral for LC Exposure). Without limiting the generality of the foregoing, it is understood and agreed that (A) any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Unrestricted Subsidiaries or Non-Consolidated Subsidiaries, or held by any Immaterial Subsidiary or Controlled Foreign Corporation, shall not be treated as Portfolio Investments, and (B) any Investment in which any Obligor has sold a participation therein to a Person that is not an Obligor shall not be treated as a Portfolio Investment to the extent of such participation. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled).

“Pounds Sterling” means the lawful currency of England.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is SONIA, then four (4) Business Days prior to such setting, (3) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (4) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two (2) Business Days preceding the date of such setting, (5) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four (4) RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is SARON, then four Business Days prior to such setting or (7) if such Benchmark is none of the Term SOFR Rate, the Adjusted Term CORRA Rate, Daily Simple CORRA, SONIA, SARON or EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Authority” has the meaning set forth in Section 9.13.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity in each case, as of the date of such acquisition, having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, trustees, administrators and advisors of such Person and such Person’s Affiliates.

“Relevant Asset Coverage Ratio” means, as of any date, the Asset Coverage Ratio as of the most recent Quarterly Date.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in CHF, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the Agreed Foreign Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing (other than any Swingline Loan) denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) for any Swingline Loan denominated in Euros, Daily Simple ESTR, (v) with respect to any Term Benchmark Borrowing denominated in CAD, the Adjusted Term CORRA Rate, (vi) with respect to any Term Benchmark Borrowing denominated in a Local Rate Currency, the applicable Local Rate, (vii) with respect to any RFR Borrowing denominated in Pounds Sterling, CHF or CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), the applicable Daily Simple RFR, in each case, as applicable, (viii) with respect to any Swingline Loan denominated in Dollars, the Alternate Base Rate, (ix) with respect to any Swingline Loan denominated in CAD, the Canadian Prime Rate, (x) with respect to any Swingline Loan denominated in Yen, Daily Simple TONAR and (xi) with respect to any Swingline Loan or Borrowing denominated in Sterling or CHF, the applicable Adjusted Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in CAD, Term CORRA or (v) with respect to any Term Benchmark Borrowing denominated in any Local Rate Currency, the applicable Local Screen Rate, as applicable.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time. The Required Lenders of a Class (which shall include the terms “Required Term Lenders”, “Required Revolving Lenders”, “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Credit Exposures and unused Commitments of such Class at such time. Notwithstanding the foregoing, the Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders or Required Lenders of a Class.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” has the meaning assigned to such term in Section 4.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any other Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or of any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), but not including any prepayment of a revolver that does not permanently reduce the related commitments, (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) any net cash amount received by any Obligor in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Portfolio Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, commissions, premiums, expenses and taxes payable or reasonably estimated to be payable with respect thereto (including reasonable legal fees and expenses)).

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Additional Class Credit Exposure” means, with respect to any Additional Class Lender at any time, the sum of the outstanding principal amount of such Lender’s Additional Class Loans at such time made under the Additional Class Commitments.

“Revolving Commitments” means, collectively, the Dollar Commitments, the Multicurrency Commitments and the Additional Class Commitments, if any.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure, Revolving Multicurrency Credit Exposure and Revolving Additional Class Credit Exposure, if any.

“Revolving Dollar Credit Exposure” means, with respect to any Dollar Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Loans, its Dollar LC Exposure and its Dollar Swingline Exposure, at such time made under the Dollar Commitments.

“Revolving Lender” means each Lender having a Revolving Commitment or, as the case may be, an outstanding Revolving Loan.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a) or (b).

“Revolving Multicurrency Credit Exposure” means, with respect to any Multicurrency Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Multicurrency Loans, its Multicurrency LC Exposure and its Multicurrency Swingline Exposure, at such time made or incurred under the Multicurrency Commitments.

“RFR” means, for any (1) RFR Loan denominated in (a) Pounds Sterling, SONIA, (b) CHF, SARON or (c) CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Daily Simple CORRA and (2) RFR Swingline Loan denominated in Euros, Daily Simple ESTR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any RFR Loan denominated in (A) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (B) CHF, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (C) CAD, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple RFR.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (which, as of the Restatement Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations

Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders). For purposes of this definition, “Person” shall include a vessel.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant sanctions authority.

“SARON” means, with respect to any RFR Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such RFR Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by any Obligor to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means (i) any direct or indirect wholly-owned (except for directors, managers or other similar qualifying shares) Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), or (ii) any wholly-owned, directly or indirectly, Subsidiary of an entity referred to in clause (i) of this definition, and which is designated by the Borrower as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Non-Recourse SBIC Guarantee), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment or Non-Recourse SBIC Guarantee), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of any Obligor (which may be Guaranteed by other Obligors) that (I) (a) has no scheduled amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(g)), and a final maturity date not earlier than, six months after the Maturity Date (it being understood that (x) neither the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests), nor any customary mandatory prepayment required by the terms thereof, nor any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition and (y) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); (b) in the Borrower’s reasonable judgment, is incurred pursuant to documentation containing (i) covenants and events of default that are not materially more burdensome on the Borrower than those set forth in the Loan Documents or (ii) terms (including interest, amortization, covenants and events of default) that are otherwise substantially comparable to market terms for substantially comparable debt of similarly situated borrowers (provided that, the Obligors may incur any Secured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders)(it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition)) and (c) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which have agreed, in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents, or (II) is permitted pursuant to Section 6.01(g) hereof and that has been designated by the Borrower as “Designated Indebtedness” in accordance with the requirements of the Guarantee and Security Agreement.

“Secured Obligation” shall have the meaning given to such term in the Guarantee and Security Agreement.

“Secured Party” shall have the meaning given to such term in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement. Without limiting the generality of the foregoing, the term “Security Documents” includes the Guarantee and Security Agreement Confirmation.

“SEK Screen Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person which takes over the administration of that rate) for deposits in Swedish Krona for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period as displayed on the appropriate page of the Reuters screen (or any replacement Reuters page which displays that rate) as of 11:00 a.m., Stockholm time, on the date which is two Business Days prior to the first day of such Interest Period. If the SEK Screen Rate shall be less than zero, the SEK Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Senior Debt Amount” has the meaning set forth in Section 5.13(k).

“Senior Investments” has the meaning set forth in Section 5.13(k).

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Significant Subsidiary” means, at any time of determination, any (a) Obligor or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 10% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, on a consolidated basis, at such time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the New York Fed (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the New York Fed’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer or such issuer’s affiliates of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer or any of its affiliates to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Special Unsecured Longer-Term Indebtedness” means indebtedness of any Obligor issued after the Restatement Effective Date that is Indebtedness (which may be Guaranteed by one (1) or more other Obligors) that satisfies all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than clause (a) thereof so long as such Indebtedness has a final maturity date after the Maturity Date.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in middle market, broadly syndicated or commercial loan market securitizations, accounts receivable securitizations, collateralized loan obligations or securitizations of financial assets or loans to special purpose vehicles, including those owed to customary third party service providers in connection with such transactions, such as rating agencies and accountants and (d) obligations (together with any related performance guarantees) under any customary bankruptcy and/or bad boy guarantee.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted EURIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such “Benchmark”) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more “Subsidiaries” of the parent or by the parent and one or more “Subsidiaries” of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include (1) any Person that constitutes an Investment (including any Portfolio Investment) held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries or (2) any Non-Consolidated Subsidiary (notwithstanding that such Non-Consolidated Subsidiary is subsequently required to be consolidated on the financial statements of the Borrower as a result of any change in GAAP after the date of the Borrower’s investment in such Non-Consolidated Subsidiary, provided that any such investment that is required to be consolidated for purposes of measuring compliance with the Investment Company Act or any other applicable requirement of law will be consolidated for purposes of such measurement, but not for purposes of measuring compliance with any provision of Article VI hereof) other than any Non-Consolidated Subsidiary which the Borrower has elected to treat as a Subsidiary Guarantor in accordance with 5.08(a). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a “Guarantor” under the Guarantee and Security Agreement. It is understood and agreed that Unrestricted Subsidiaries, Non-Consolidated Subsidiaries, Immaterial Subsidiaries, Foreign Subsidiaries and Controlled Foreign Corporations shall not be required to be Subsidiary Guarantors.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any Hedging Agreement or any other swap, collar, cap, floor, forward rate agreement, or other agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements (including, for the avoidance of doubt, with respect to any posted collateral under any credit support documents), (a) for any date on or after the date such

Swap Agreements have been closed out and termination value(s) have been determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined pursuant to the terms of the relevant Swap Agreements.

“Swedish Krona” or “SEK” means the lawful currency of Sweden.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Multicurrency Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency Swingline Exposure at such time and the Swingline Exposure of any Dollar Lender at any time shall be its Applicable Dollar Percentage of the total Dollar Swingline Exposure at such time.

“Swingline Lender” means any of JPMCB, Truist Bank, MUFG Bank, Ltd. or Bank of Montreal, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system as determined by the Administrative Agent to be a suitable replacement.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted Term CORRA Rate, the Adjusted TIBOR Rate, the Adjusted EURIBOR Rate or the applicable Local Rate.

“Term Commitment” means as to each Term Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, a Term Loan to the Borrower in Dollars pursuant to Section 2.01(c) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Lender on Schedule I. The initial amount of each Lender’s Term Commitment as of the Restatement Effective Date is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The aggregate amount of the Lenders’ Term Commitments as of the Restatement Effective Date is $0.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in CAD for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator of the Canadian Overnight Repo Rate Average.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Lender” means each Lender having a Term Commitment or, as the case may be, an outstanding Term Loan.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(c).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“TIBOR Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion after consultation with the Borrower) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to a Term Benchmark, the Adjusted Term SOFR Rate, the Adjusted Term CORRA Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Alternate Base Rate, the applicable Local Rate or the Adjusted Daily Simple RFR.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means (x) to the extent designated by the Borrower, any SBIC Subsidiary and (y) each direct or indirect Subsidiary (which for the avoidance of doubt, may include any issuer of CLO Securities (or such entity’s parent, general partner or other managing entity)) of the Borrower or any other Obligor which is designated by the Borrower (as provided below) as an Unrestricted Subsidiary and which meets, in the case of a designation pursuant to this clause (y), the following criteria,

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than Investments in such Subsidiary or any property transferred to such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(b) with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable in any material respect to such Obligor than those that could reasonably be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and/or pursuant to any Standard Securitization Undertakings, and

(c) to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include, in the case of any designation pursuant to clause (y) of the foregoing sentence, a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary and shall comply with the foregoing requirements of this definition.

“Unsecured Longer-Term Indebtedness” means (1) any Permitted Advisor Loan of an Obligor and (2) any Indebtedness of any Obligor (which may be Guaranteed by other Obligors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date it being understood that (i) (w) the conversion features into Permitted Equity Interests under convertible notes, (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash), (y) any customary mandatory prepayment provisions required by the terms thereof or (z) any customary voluntary prepayment provisions permitted by the terms thereof shall not constitute “amortization” for the purposes of this definition and (ii) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), the Borrower acknowledges that any payment prior to the Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount); (b) in the Borrower’s reasonable judgment, is incurred pursuant to documentation containing (i) covenants and events of default that are not materially more burdensome on the Borrower than those set forth in the Loan Documents or (ii) terms (including interest, amortization, covenants and events of default) that are otherwise substantially comparable to (or more favorable to the Borrower than) market terms for substantially comparable debt of similarly situated borrowers, provided that, the Obligors may incur any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition); and (c) is not secured by any assets of any Obligor.

For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition and provided such Indebtedness is permitted to be incurred under Section 6.01 at the time of such refinancing, refunding, renewal or extension. Notwithstanding the foregoing, each of the 2026 Notes and the 2028 Notes shall be deemed Unsecured Longer-Term Indebtedness in all respects despite the fact that the maturity date of each of the 2026 Notes and the 2028 Notes is prior to the Maturity Date so long the 2026 Notes and the 2028 Notes, as applicable, continue to comply with all other requirements of the above definition; provided that from and after the date that is 9 months prior to the scheduled maturity date of the 2026 Notes and the 2028 Notes, respectively, the 2026 Notes and the 2028 Notes, as applicable, shall be included in the Covered Debt Amount.

“Unsecured Shorter-Term Indebtedness” means, collectively, (a) all unsecured Indebtedness issued after the Restatement Effective Date that has a maturity date earlier than 6 months after the Maturity Date and an initial term of at least three (3) years at issuance (or, so long as such date is no more than ten (10) Business Days earlier than such issuance date, the initial pricing date), except to the extent such unsecured Indebtedness constitutes Special Unsecured Longer-Term Indebtedness and (b) any Excess Special Unsecured Longer-Term Indebtedness, in each case, which may be Guaranteed by one (1) or more other Obligors.

“Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan” or a “Revolving Loan”), by Type (e.g., an “ABR Loan”, “RFR Loan” or “Term Benchmark Loan”) or by Class and Type (e.g., a “Revolving Multicurrency Adjusted Term SOFR Rate Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing”, “Multicurrency Borrowing” or “Revolving Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Revolving ABR Borrowing” or “Revolving Multicurrency Adjusted Term SOFR Rate Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, law, instrument or other document herein shall be construed as referring to such agreement, law, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 or accounts for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 or Financial Accounting Standard No. 141(R).

SECTION 1.05. Currencies; Currency Equivalents.

(a) Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Credit Exposure, (iv) the Multicurrency LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value or the fair market value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value or the fair market value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Portfolio Investment, as the case may be, determined as of the most recent Revaluation

Date, or in the case of a Portfolio Investment the date of valuation of such Portfolio Investment. Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency). Notwithstanding the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall the Borrower or any other Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.

The Administrative Agent shall determine the exchange rate for any Foreign Currency as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans, Letters of Credit and Revolving Credit Exposure denominated in such Foreign Currency. Such exchange rate shall become effective as of such Revaluation Date and shall be the exchange rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division, or an allocation of assets to a series of limited liability companies (or the unwinding or such division or allocation), under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Agreed Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic (subject only to the passage of time) increases in the available amount thereof (prior to the earlier of the then-applicable expiration date of such Letter of Credit and twelve (12) months after the later of the (i) initial date of issuance of such Letter of Credit and (ii) most recent date of renewal or extension of such Letter of Credit), the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09. Outstanding Indebtedness. To the extent that any Indebtedness, that is otherwise permitted to be repaid pursuant to Section 6.12 is defeased on terms customary for senior unsecured notes issued pursuant to Rule 144A under the Securities Act for a period not to exceed more than sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) and in accordance with the terms of the documentation governing such Indebtedness, such Indebtedness shall be deemed not to be outstanding for purposes of Section 6.01 and the definition of “Covered Debt Amount” to the extent of the amount of such defeasance.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein:

(a) each Dollar Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Dollar Lenders exceeding the aggregate Dollar Commitments or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(b) each Multicurrency Lender severally agrees to make Revolving Loans in Dollars and in Agreed Foreign Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Multicurrency Lenders exceeding the aggregate Multicurrency Commitments or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(c) each Term Lender severally agrees to make Term Loans in Dollars to the Borrower on the date its Term Commitments are incurred in an aggregate principal amount (i) up to but not exceeding such Term Lender’s Term Commitment and (ii) that will not result in the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid with respect to the Term Loans may not be reborrowed. The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender fully funding its Term Commitment.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, each Revolving Borrowing of a Class shall be constituted entirely of ABR Loans, RFR Loans or of Term Benchmark Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Lender at its option may make any ABR Loan, Term Benchmark Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. For the avoidance of doubt, no RFR Loans denominated in Dollars shall be available to be borrowed hereunder unless required as a Benchmark Replacement for, or due to the unavailability of, Adjusted Term SOFR Rate in accordance with Section 2.13.

(c) Minimum Amounts. Each Borrowing (whether Term Benchmark, RFR, Revolving ABR or Swingline) shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000 (in each case, or such smaller minimum amount as may be agreed to by the Administrative Agent); provided that a Revolving ABR Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.05(f). Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Term Benchmark Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

(e) Restatement Effective Date Adjustments. On the Restatement Effective Date, the Borrower will borrow from each of the Lenders, and the Lenders will make Loans to the Borrower (at the same interest rate, and, in the case of Term Benchmark Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s) under the Existing Credit Agreement), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) taking into consideration outstanding Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure the Borrower shall be deemed to prepay the Loans held by the Lenders in such amounts as may be necessary, together with any amounts payable under Section 2.15, so that after giving effect to such Loans and prepayments, the Loans (and Interest Period(s) of Term Benchmark Loan(s) and in the case of RFR Loans, with the same Interest Payment Date) shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments as in effect immediately after giving effect to the Restatement Effective Date. Concurrently therewith, the Lenders with Multicurrency Commitments shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held pro-rata in accordance with such Multicurrency Commitments as in effect immediately after giving effect to the Restatement Effective Date. Notwithstanding the foregoing, in the case of any reallocation of Loans denominated in a Foreign Currency on the Restatement Effective Date, the Lenders shall commence making such payments in order to give effect to the foregoing on the local Business Day in the Principal Financial Center for such Foreign Currency that immediately precedes the Restatement Effective Date upon notice from the Administrative Agent or its counsel that all conditions precedent to the Restatement Effective Date have been satisfied and, in respect of any such payments, Sections 2.15, 9.03 and any corresponding provisions of this Agreement necessary to give effect thereto shall be deemed effective as of such time. Notwithstanding this amendment and restatement of the Existing Credit Agreement, all RFR Loans shall continue to have the same Interest Payment Date.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing (other than a Borrowing pursuant to Section 2.02(e)), the Borrower shall notify the Administrative Agent of such request in writing (i) in the case of a Term Benchmark Borrowing denominated in Dollars or CAD, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in CAD, not later than 11:00 a.m. New York City time, three Business Days before the date of the proposed Borrowing, (iii) a Foreign Currency (other than CAD, HKD, AUD or Yen), not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (iv) in the case of a Term Benchmark Borrowing denominated in HKD, AUD or Yen, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (v) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing or (vi) in the case of an RFR Borrowing denominated in CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Pounds Sterling or CHF, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be made under the Term Commitments, the Dollar Commitments or the Multicurrency Commitments;

(ii) the aggregate amount and Currency of the requested Borrowing (it being understood that the Term Commitments shall only be available in Dollars);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of any Term Loans or Revolving Loans denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v) in the case of a Revolving Borrowing denominated in any Agreed Foreign Currency, whether such Borrowing is a Term Benchmark Borrowing or RFR Borrowing and the Interest Period therefor (if a Term Benchmark Borrowing), which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(c) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(e) Failure to Elect. If no election as to the Currency of a Revolving Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars. If no election as to the Type of a Revolving Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing having an Interest Period of one month. If a Term Benchmark Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration; provided, however, if the specified Agreed Foreign Currency is CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Pounds Sterling or CHF, the requested Borrowing shall be an RFR Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan, or a Loan that bears an interest rate determined by reference to the Japanese Prime Rate or the Canadian Prime Rate or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA, as applicable. It is understood and agreed that (i) a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.07(e), 2.13(a), 2.13(f) and, solely with respect to the Canadian Prime Rate, Sections 2.04 and 2.12(c) and (ii) Daily Simple ESTR and Daily Simple TONAR shall only apply to the extent provided in Sections 2.04 and 2.12(c).

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans under (x) the Multicurrency Commitment in the case of each Multicurrency Swingline Lender or (y) the Dollar Commitment in the case of each Dollar Swingline Lender, in each case, to the Borrower from time to time during the Availability Period, in Dollars (in the case of any Swingline Lender) and in Agreed Foreign Currencies (in the case of JPMCB), in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Dollar Equivalent of $450,000,000 (or such lesser amount as may be permitted after giving effect to the application of the other sub-clauses of this clause (a)), (ii) (x) the sum of any Multicurrency Swingline Lender’s outstanding Revolving Multicurrency Loans, its Multicurrency LC Exposure, its outstanding Swingline Loans and (without duplication) its other Multicurrency Swingline Exposure exceeding its Multicurrency Commitment or (y) the sum of any Dollar Swingline Lender’s outstanding Revolving Dollar Loans, its Dollar LC Exposure, its outstanding Swingline Loans and (without duplication) its other Dollar Swingline Exposure exceeding its Dollar Commitment; (iii) the total Revolving Multicurrency Credit Exposures exceeding the aggregate Multicurrency Commitments or the total Revolving Dollar Credit Exposures exceeding the aggregate Dollar Commitments; (iv) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (v) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans issued by any given Swingline Lender exceeding $50,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. For the avoidance of doubt, the Relevant Rate for Swingline Loans denominated in Euros shall be, subject to Section 2.13, Daily Simple ESTR.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, (i) in the case of a Swingline Loan denominated in Dollars, not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan, (ii) in the case of a Swingline Loan denominated in a Foreign Currency other than AUD, CHF, SEK, HKD or Yen, not later than 11:00 a.m., London time, on the day of such proposed Swingline Loan, and (iii) in the case of a Swingline Loan denominated in AUD, CHF, SEK, HKD or Yen, not later than 11:00 a.m., London time, one Business Day prior to such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Swingline Lender from which such Swingline Loan shall be made, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make each applicable Swingline Loan available to the Borrower promptly by means of a credit to the Borrower’s account specified in Section 2.03(b)(ii) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) (x) in the case of a Swingline Loan denominated in Dollars, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan, (y) in the case of a Swingline Loan denominated in a Foreign Currency (other than AUD, CHF, SEK, HKD or Yen), by 11:00 a.m., New York City time, on the requested date of such Swingline Loan and (z) in the case of a Swingline Loan denominated in AUD, CHF, SEK, HKD or Yen, by 3:00 p.m., London time, on the requested date of such Swingline Loan. Notwithstanding anything to the contrary in the foregoing, Swingline Loans requested from Truist Bank shall be available in Dollars only.

(c) Participations by Revolving Lenders in Swingline Loans. Any Swingline Lender may by written notice given to the Administrative Agent (i) not later than 10:00 a.m., New York City time on any Business Day, in the case of outstanding Swingline Loans made by such Swingline Lender denominated in Dollars, require (x) the Multicurrency Lenders in the case of any Swingline Loan made under the Multicurrency Commitments and (y) the Dollar Lenders in the case of any Swingline Loan made under the Dollar Commitments, in each case, to acquire participations on such Business Day in all or a portion of such Swingline Loans, (ii) not later than 11:00 a.m., New York City time on any Business Day, in the case of outstanding Swingline Loans made by such Swingline Lender denominated in any Foreign Currency (other than AUD, CHF, SEK, HKD or Yen), require the Lenders of the applicable Class to acquire participations on the third Business Day following the Business Day on which notice was received in all or a portion of such Swingline Loans and (iii) not later than 11:00 a.m., New York City time on any Business Day, in the case of outstanding Swingline Loans made by such Swingline Lender denominated in AUD, CHF, SEK, HKD or Yen, require the Lenders of the applicable Class to acquire participations on the fourth Business Day following the Business Day on which notice was received in all or a portion of such Swingline Loans and if such Swingline Loans are denominated in Dollars, the Lenders holding Commitments of the Class under which such Swingline Loans are utilized shall participate in such Swingline Loans. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Multicurrency Lenders or Dollar Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Multicurrency Lender or Dollar Lender, as applicable, specifying in such notice such Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of any applicable Swingline Lender, such Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, of the applicable Swingline Loan or Loans made under such Lender’s Class of Commitments, provided that no Multicurrency Lender shall be required to purchase a participation in a Swingline Loan pursuant to this Section 2.04(c) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Swingline Loan was made and (y) the Required Lenders of the applicable Class shall have so notified the Administrative Agent and applicable Swingline Lender in writing prior to the time such Swingline Loan was made and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist. Unless a Swingline Lender has received the written notice referred to in the previous sentence prior to the time such Swingline Loan was made that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Swingline Lender shall be entitled to assume all such conditions are satisfied.

Subject to the foregoing, each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Multicurrency Commitments or Dollar Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders of the applicable Class that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Replacement of Any Swingline Lender. Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Multicurrency Lenders or Dollar Lenders, as applicable, of any such resignation and replacement of any Swingline Lender. In addition, if any Swingline Lender, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in connection with the terms of this Agreement, such Swingline Lender shall be deemed to have automatically resigned as a Swingline Lender hereunder. The Administrative Agent shall notify the Multicurrency Lenders or Dollar Lenders, as applicable of any such replacement of any Swingline Lender. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Swingline Lender pursuant to Section 2.11. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” and/or “Swingline Lenders” shall be deemed to refer to such successor or successors (and the other current Swingline Lenders, if applicable) or to any previous Swingline Lender, or to such successor or successors (and all other current Swingline Lenders) and all previous Swingline Lenders, as the context shall require. After the replacement or resignation of a Swingline Lender hereunder, the replaced or resigning Swingline Lender shall have no obligation to make additional Swingline Loans.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, each Issuing Bank shall issue, at any time and from time to time during the Availability Period at the request of the Borrower, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided the Borrower shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder, in such form as is acceptable to such Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as specified by the Borrower. Letters of Credit issued hereunder (or continued from the Existing Credit Agreement) shall constitute utilization of the Multicurrency Commitments or the Dollar Commitments, as applicable, up to the aggregate amount available to be drawn thereunder. Without limiting any rights of an Issuing Bank under this Section 2.05, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit denominated in any Foreign Currency if at the time of such issuance, such Issuing Bank, in its capacity as a Lender, would not be required to make Loans in such Foreign Currency hereunder.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount, Class and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section) shall not exceed $150,000,000 (or such greater amount as may be agreed between the Borrower and the Issuing Banks from time to time), (ii) the total Revolving Multicurrency Credit Exposure shall not exceed the aggregate Multicurrency Commitments and the total Revolving Dollar Credit Exposure shall not exceed the aggregate Dollar Commitments, (iii) the aggregate LC Exposure of the applicable Issuing Bank requested to issue such Letter of Credit (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section) shall not exceed the amount set forth opposite the name of such Issuing Bank in Schedule VIII hereto (or such greater amount as such Issuing Bank may agree in its sole discretion), (iv) with respect to each Swingline Lender, the sum of such Swingline Lender’s outstanding Loans of a Class, its LC Exposure of such Class, its outstanding Swingline Loans of such Class and (without duplication) its other Swingline Exposure of such Class shall not exceed its Commitment of such Class; and (v) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods; provided that no Letter of Credit may be renewed after the Commitment Termination Date or have an expiry date after the Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of such Issuing Bank or the Lenders, (i) in the case of a Multicurrency Issuing Bank, such Multicurrency Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a Dollar Issuing Bank, such Dollar Issuing Bank hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Dollar Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Class of Commitments.

In consideration and in furtherance of the foregoing, (x) each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Multicurrency Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by each Multicurrency Issuing Bank and (y) each Dollar Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Dollar Issuing Bank, such Lender’s Applicable Dollar Percentage of each LC Disbursement made by each Dollar Issuing Bank, in each case, in respect of Letters of Credit of promptly upon the request of each Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank, then to such Lenders and such Issuing Banks as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and denominated in the same Currency as such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Revolving ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each affected Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Banks or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Banks shall have the right, in their sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business

Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. In addition, if any Issuing Bank, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in accordance with the terms of this Agreement, such Issuing Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), resign as an Issuing Bank hereunder upon not less than three Business Days prior written notice to the Administrative Agent and the Borrower; provided further, in determining whether to give any such consent, the Borrower may consider, among other factors, the sufficiency of availability of Letters of Credit hereunder. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or retiring Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and/or “Issuing Banks” shall be deemed to refer to such successor or successors (and the other current Issuing Banks, if applicable) or to any previous Issuing Bank, or to such successor or successors (and all other current Issuing Banks) and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue, amend, renew or extend any Letters of Credit.

(k) Cash Collateralization. If the Borrower shall be required or permitted to provide cover for LC Exposure of a Class pursuant to Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18 or the last paragraph of Article VII, the Borrower shall immediately (or within such other time period provided in such Section) deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18 or the last paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account

and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within five (5) Business Days after all Events of Default have been cured or waived.

(l) Restatement Effective Date. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that, on and after the Restatement Effective Date, (i) each “Letter of Credit” issued by an Issuing Bank pursuant to the Existing Credit Agreement and outstanding immediately prior to the Restatement Effective Date (each such Letter of Credit, a “Converting Letter of Credit”) shall be deemed to be issued under the Multicurrency Commitments or Dollar Commitments, as applicable, and (ii) the interests and participations of the Revolving Lenders in the Converting Letters of Credit shall automatically terminate and such interests and participations in the Converting Letters of Credit shall without further action be reallocated to the Revolving Lenders of the applicable Class such that the interests and participations in the Converting Letters of Credit shall be held ratably by the Revolving Lenders of such Class in accordance with their respective Commitments of such Class as in effect immediately after giving effect to the Restatement Effective Date.

(m) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate additional Revolving Lenders as an Issuing Bank each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(n) Letters of Credit Issued for the Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, in the case of an ABR Borrowing, the time of such Borrowing) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments, and (iv) a Term Benchmark Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Content of Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.07, a CBR Loan, or a Loan that bears an interest rate determined by reference to the Japanese Prime Rate or the Canadian Prime Rate or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA, as applicable. It is understood and agreed that (i) a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.07, 2.13(a), 2.13(f) and, solely with respect to the Canadian Prime Rate, Sections 2.04 and 2.12(c) and (ii) Daily Simple ESTR and Daily Simple TONAR shall only apply to the extent provided in Sections 2.04 and 2.12(c).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing of the same Class having an Interest Period of one month, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Term Benchmark Borrowing may have an Interest Period of more than one month’s duration.

SECTION 2.08. Termination, Reduction or Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments of each Class shall terminate on the applicable Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time without premium or penalty terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or, in each case, if less, the entire remaining amount of the Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Loans of such Class in accordance with Section 2.10, the total Revolving Credit Exposures of such Class would exceed the total Commitments of such Class.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.

(e) Increase of the Commitments.

(i) Requests for Increase by Borrower. The Borrower may, at any time after the Restatement Effective Date but prior to the Commitment Termination Date, propose that the Dollar Commitments, the Multicurrency Commitments or the Term

Commitments be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed (in its sole discretion) to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least 30 days prior to the Commitment Termination Date; provided that:

(A) the minimum amount of any Commitment Increase shall be $25,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amount as the Administrative Agent shall determine);

(B) immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed $2,415,000,000;

(C) each Assuming Lender shall be consented to by the Administrative Agent and, in connection with the increase of any Revolving Commitments, the Issuing Banks with Commitments of the same Class as such Assuming Lender (such consents not to be unreasonably withheld);

(D) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) the representations and warranties made by or on behalf of the Borrower and/or its Subsidiaries, as applicable, contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii) Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of the respective Class of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied;

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent. No Lender shall be obligated to provide any increased Commitment; and

(z) in the case of a Commitment Increase under the Term Commitments, each Assuming Lender and Increasing Lender shall on such Commitment Increase Date make available their respective Term Loans to the Borrower pursuant to procedures reasonably established by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders of such Class (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender and, if applicable, upon the making of any additional Term Loans pursuant to clause 2.08(e)(ii)(z), together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein, and if applicable, the Term Loans, in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. In the case of a Commitment Increase under the Revolving Commitments, on each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) of the affected Class in full, (B) simultaneously borrow new Revolving Loans of such Class hereunder in an amount equal to such prepayment (which may also include the amount of any fees, expenses or amounts due by the Borrower as contemplated by Section 4.01); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Lender will be subsequently borrowed from such Revolving Lender and (y) the existing Revolving Lenders, the Increasing Lenders and the Assuming Revolving Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans of such Class are held ratably by the Revolving Lenders of such Class in accordance with the respective Commitments of such Class of such Revolving Lenders (after giving effect to such Commitment Increase) and (C) pay to the Revolving Lenders of such Class the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Revolving Lenders with Multicurrency Commitments shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Multicurrency Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans of each Class as follows:

(i) to the Administrative Agent for the account of the applicable Lenders the outstanding principal amount of the Loans of each Class of the Loans on the Maturity Date;

(ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan of such Class made by such Swingline Lender denominated in Dollars, on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing of such Class is made, the Borrower shall repay all Swingline Loans of such Class then outstanding; and

(iii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan of such Class made by such Swingline Lender denominated in a Foreign Currency, on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing of such Class is made, the Borrower shall repay all Swingline Loans of such Class then outstanding.

In addition, on the Maturity Date, the Borrower shall deposit into the Letter of Credit Collateral Account Cash in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b) Manner of Payment. Subject to Section 2.10(e), prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of such Class to be paid and shall notify the Administrative Agent in writing of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (or, in the case of any Lender having Commitments of different Classes, by separate promissory notes in respect of each Class of Commitments). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably satisfactory to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.

(b) Mandatory Prepayments due to Changes in Exchange Rates.

(i) Determination of Amount Outstanding. On each Revaluation Date, the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Revaluation Date. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii) Prepayment of Multicurrency Loans. If, on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the Multicurrency LC Exposure fully cash collateralized pursuant to Section 2.05(k) on such date exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall, if requested by the Required Lenders of the applicable Class (through the Administrative Agent), prepay the Revolving Multicurrency Loans and Swingline Multicurrency Loans (and/or provide cover for Multicurrency LC Exposure as specified in Section 2.05(k)) within 15 Business Days following the Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Multicurrency Loans outstanding, second, to Revolving Multicurrency Loans outstanding and third, as cover for Multicurrency LC Exposure.

(c) Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days following the determination of such Borrowing Base Deficiency, prepay the Loans (or provide cover for Letters of Credit as contemplated by Section 2.05(k)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base in accordance with Section 5.13 or reduce its other Indebtedness that is included in the Covered Debt Amount in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured, provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount, (ii) any prepayment in Dollars shall be applied ratably among the Revolving Classes of Loans based upon the outstanding principal amounts thereof and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(h) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Relevant Asset Coverage Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(h).

(d) Mandatory Prepayments due to Contingent Borrowing Base Deficiency. In the event that at any time any Contingent Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days following the determination of such Contingent Borrowing Base Deficiency, prepay the Revolving Loans (or provide cover for Letters of Credit as contemplated by Section 2.05(k)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base in accordance with Section 5.13 or reduce its other Indebtedness that is included in the Covered Debt Amount in such amounts as shall be necessary so that such Contingent Borrowing Base Deficiency is promptly cured, provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount, (ii) any prepayment in Dollars shall be applied ratably among the Revolving Classes of Loans based upon the outstanding principal amounts thereof and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Contingent Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Contingent Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Contingent Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Contingent Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Contingent Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(h) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Relevant Asset Coverage Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(h).

(e) [Reserved];

(f) Mandatory Prepayments following the Commitment Termination Date. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Maturity Date:

(i) Asset Disposition. If the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) Disposes of any property which results in the receipt by such Person of Net Cash Proceeds in excess of $5,000,000 in the aggregate since the Commitment Termination Date, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds no later than the fifth Business Day following the receipt of such excess Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(ii) Equity Issuance. Upon the sale or issuance by the Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary) of any of its Equity Interests (other than any sales or issuances of Equity Interests to the Borrower or any Subsidiary Guarantor), the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)); provided that, with respect to any such sale or issuance by the Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary) of any of its Equity Interests, the 75% of Net Cash Proceeds from such sale or issuance which are required to be prepaid pursuant to this clause (ii) may be reduced (but not below an amount equal to 75% of such Net Cash Proceeds) to the extent that such portion of such Net Cash Proceeds are or will be applied to the acquisition of Portfolio Investments which shall be included in the Borrowing Base.

(iii) Indebtedness. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries (other than any Unrestricted Subsidiary) of any Indebtedness (including any repurchase transactions, but excluding any Permitted Advisor Loan), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iv) Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $5,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary), and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(d), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such excess Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(v) Return of Capital. If any Obligor shall receive any Return of Capital, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Return of Capital (excluding amounts, if any, payable by the Borrower pursuant to Section 2.15) no later than the fifth Business Day following the receipt of such Return of Capital (such prepayments to be applied as set forth in Section 2.09(b)).

Notwithstanding the foregoing, Net Cash Proceeds and Returns of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(d) shall (A) be applied in accordance with the Guarantee and Security Agreement, (B) exclude the amount necessary for the Borrower to make all required distributions to maintain the status of a RIC under the Code and a

“business development company” under the Investment Company Act for so long as the Borrower retains such status, (C) exclude amounts described above in clauses (i) through (v) with respect to a Controlled Foreign Corporation if the application of such amounts to the repayment of the Loans would create a liability for the Borrower or such Controlled Foreign Corporation under Section 956 of the Code and (D) if the Loans to be prepaid are Term Benchmark Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds, no later than the fifth Business Day following the receipt of such Net Cash Proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Interest Period; provided, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.

(g) Payments Following the Commitment Termination Date. Notwithstanding any provision to the contrary in Section 2.09 or this Section 2.10, following the Commitment Termination Date:

(i) no optional prepayment of the Loans of any Class shall be permitted unless at such time, the Borrower also prepays the Loans or cash collateralizes Letters of Credit (as contemplated by Section 2.05(k)) of the other Class (unless such prepayment or cash collateralization is waived by the Required Lenders of such Class), which prepayment (and/or cash collateral) shall be made on a pro-rata basis between each outstanding Class of Credit Exposure; and

(ii) any prepayment of Loans required to be made pursuant to clause (c) above shall be applied to prepay Loans and/or cash collateralize outstanding Letters of Credit on a pro-rata basis between each outstanding Class of Credit Exposure.

(h) In the event that any mandatory prepayment is required under any Secured Longer-Term Indebtedness that is not required pursuant to Section 2.10(c) or Section 2.10(d) hereof, the Borrower shall offer to repay Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)) in an amount at least equal to the aggregate Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Credit Exposures as compared to the Secured Longer-Term Indebtedness being paid), provided the Borrower shall only be required to make an offer to repay the Loans (or provide cover for LC Exposure) to the extent of any amounts that the Borrower would not be permitted to borrow as a new Loan hereunder at such time)).

(i) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, CAD or any Foreign Currency (other than AUD, HKD or Yen), not later than 11:00 a.m., New York City time three (3) Business Days before the date of prepayment, (ii) in the case of a Borrowing denominated in AUD, HKD or Yen, 11:00 a.m., New York City time four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR

Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of a Swingline Loan denominated in Dollars, not later than 12:00 noon, New York City time, on the date of prepayment, (v) in the case of a prepayment of a Swingline Loan denominated in a Foreign Currency (other than AUD, CHF, SEK, HKD or Yen), not later than 11:00 a.m., London time, on the date of prepayment, (vi) in the case of a prepayment of a Swingline Loan denominated in AUD, CHF, SEK, HKD or Yen, by 11:00 a.m., New York City time, one Business Day prior to the date of such prepayment and (vii) in the case of prepayment of an RFR Borrowing denominated in CAD (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Pounds Sterling or CHF, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) any notice given in connection with Section 2.10(e), may be revoked by the Borrower for such period beginning at the time such notice is issued and ending after the Business Day that follows the date of such notice. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).

SECTION 2.11. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to 0.325% on the daily unused amount of the Dollar Commitment and the Multicurrency Commitment, as applicable, of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Revolving Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable on the fifteenth (15th) Business Day after each Quarterly Date and on the earlier of the date the Revolving Commitments of the respective Class terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the daily unused amount of the applicable Revolving Commitment shall be determined as of the end of each day and (ii) the Revolving Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Class of such Lender (and the Swingline Exposure of such Class of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans (or, if such Letter of Credit is denominated in Sterling or CHF, RFR Loans), in each case, on the daily amount of such Lender’s LC Exposure (excluding any portion attributable to unreimbursed LC Disbursements), during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment of the applicable Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the fifteenth (15th) Business Day following such Quarterly Date, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on the date on which the Revolving Commitments of the applicable Class terminate and any such fees accruing after the date on which such Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.

SECTION 2.12. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Term Benchmark Loans and RFR Loans. The Term Benchmark Loans and RFR Loans comprising each Borrowing shall bear interest at the applicable Relevant Rate (if a Term Benchmark Borrowing, then for the Interest Period in effect for such Borrowing) plus the Applicable Margin.

(c) Foreign Currency Swingline Loans. (i) Swingline Loans denominated in Euros shall bear interest at a rate per annum equal to Daily Simple ESTR plus the Applicable Margin, (ii) Swingline Loans denominated in Pounds Sterling or CHF shall bear interest at a rate per annum equal to Adjusted Daily Simple RFR plus the Applicable Margin with respect to the Borrower, (iii) Swingline Loans denominated in Yen shall bear interest at Daily Simple TONAR plus the Applicable Margin, (iv) Swingline Loans denominated in a Local Rate Currency shall bear interest at a rate per annum equal to the applicable Local Rate plus the Applicable Margin and (v) Swingline Loans denominated in CAD shall bear interest at a rate per annum equal to Canadian Prime Rate plus the Applicable Margin.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace period), whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term Benchmark Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder computed by reference to the Term SOFR Rate, SEK Screen Rate or the EURIBOR Rate shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, and (ii) interest computed by reference to the Japanese Prime Rate, Daily Simple TONAR, the Canadian Prime Rate, the Adjusted TIBOR Rate, AUD Rate, Adjusted Term CORRA Rate, Term CORRA, Adjusted Daily Simple RFR, Daily Simple RFR with respect to Pounds Sterling or the HKD Screen Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Term CORRA, Term CORRA, Adjusted Daily Simple RFR, Daily Simple RFR, Relevant Rate, Local Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate, Term CORRA or the applicable Local Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or RFR for the applicable Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate, Term CORRA or the applicable Local Rate for the applicable Agreed Foreign Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR or RFR for the applicable Agreed Foreign Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Foreign Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Term Benchmark Borrowing to, or continuation of any Term Benchmark Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Borrowing Request requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if any Borrowing Request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Agreed Foreign Currency (other than CAD), then such request shall be ineffective and (D) if any Borrowing Request requests a Term Benchmark Borrowing denominated in CAD, such Borrowing shall be converted to a Term Benchmark Borrowing where the Benchmark is equal to the Canadian Prime Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted; provided further that, in connection with any ABR Borrowing made pursuant to the terms of this Section 2.13(a), the determination of the Alternate Base Rate shall disregard clause (c) of the definition thereof. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Foreign Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Foreign Currency (other than CAD), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Term Benchmark Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Term Benchmark Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Foreign Currency) on the day of such notice being given to the Borrower by the Administrative Agent, (iii) if such RFR Loan is denominated in any Agreed Foreign Currency, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread (or (i) in the case of the Yen, the Japanese Prime Rate and (ii) in the case of CAD, the Canadian Prime Rate); provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or (i) in the case of the Yen, the Japanese Prime Rate and (ii) in the case of CAD, the Canadian Prime Rate) for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately or (iv) if such Term Benchmark Loan is denominated in CAD, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to a Term Benchmark Loan where the Benchmark is equal to the Canadian Prime Rate.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or CAD for such

Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in the case of a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, TIBOR Rate or Term CORRA)

and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) any request for a Term Benchmark Borrowing or RFR Borrowing denominated in an Agreed Foreign Currency (other than CAD) shall be ineffective and (z) any request for a Term Benchmark Borrowing denominated in CAD shall be converted to a Term Benchmark Borrowing where the Benchmark is equal to the Canadian Prime Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Currency is implemented pursuant to this Section 2.13 (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Foreign Currency (other than CAD), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Term Benchmark Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Foreign Currency pursuant to this Section 2.13, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Term Benchmark Loan denominated in such original Agreed Foreign Currency (in an amount equal to the Foreign Currency Equivalent of such Agreed Foreign Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Foreign Currency, (iii) if such RFR Loan is denominated in any Agreed Foreign Currency, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency (or (i) in the case of the Yen, the Japanese Prime Rate and (ii) in the case of CAD, the Canadian Prime Rate) plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency (or (i) in the case of the Yen, the Japanese Prime Rate and (ii) in the case of CAD, the Canadian Prime Rate) cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately or (B) be prepaid in full immediately or (iv) if such Term Benchmark Loan is denominated in CAD, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to a Term Benchmark Loan where the Benchmark is equal to the Canadian Prime Rate.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate, Adjusted TIBOR Rate or Adjusted Term CORRA Rate, as applicable) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes), affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, continuing, converting into, or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), by an amount deemed to be material by such Lender or such Issuing Bank, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable law). The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Borrower or any other Obligor shall be required by applicable law (as determined in the good faith discretion of the Borrower or such Obligor) to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such other Obligor shall make such deductions or withholdings and (iii) the Borrower or such other Obligor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank for, and within 10 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such Issuing Bank, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Obligor to a Governmental Authority, the Borrower or such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms. Any Lender that is entitled to an exemption from or reduction of withholding tax, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), as and when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or any successor to such forms claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor to such forms), certifying that the Foreign Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code for United States federal income tax purposes, or

(iv) any other form, including Internal Revenue Service Form W-8IMY, as applicable, prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made (and, in the case of a Foreign Lender that is not the beneficial owner or is a partnership, and if the beneficial owner(s) or direct or indirect partner(s), as applicable, are claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, a U.S. Tax Compliance Certificate on behalf of each such beneficial owner or direct or indirect partner, as applicable).

In addition, each Foreign Lender shall deliver any forms promptly upon the expiration or invalidity of any form previously delivered by such Foreign Lender, provided it is legally able to do so at the time. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(f) United States Lenders. Each Lender and each Issuing Bank that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Issuing Bank or Lender becomes a party to this Agreement, upon the expiration or invalidity of any forms previously delivered and at times reasonably requested by the Borrower or the Administrative Agent, duly completed copies of Internal Revenue Service Form W-9 or any successor form, provided it is legally able to do so at the time.

(g) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any other Obligor or with respect to which the Borrower or any other Obligor has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower or such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Obligor under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or such Obligor, upon the request of the Administrative Agent, any Lender or any Issuing Bank, agrees to repay the amount paid over to the Borrower or such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or any Issuing Bank in the event the Administrative Agent, any Lender or any Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower or any other Obligor pursuant to this paragraph (h) the payment of which would place the Administrative Agent, such Lender or such Issuing Bank, as the case may be, in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the Indemnified Taxes or Other Taxes subject to indemnification and giving rise to such refund had never been paid imposed and the indemnification payments or additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid. This paragraph (h) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Obligor or other Person.

(i) Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(j) Duty to Update. Each Lender shall, whenever a lapse in time or change in circumstances renders any form or other documentation provided by such Lender under this Section 2.16 expired, obsolete, or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(k) Survival. The obligations of the Borrower, any Subsidiary Guarantor, and any Lender under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, each payment of commitment fee under Section 2.11 shall be made for the account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender of any Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements or Swingline Loans, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements and Swingline Loans, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, and participations in LC Disbursements and Swingline Loans, of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans, of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or, to the extent legally permitted to do so, apply such amounts to satisfy such Defaulting Lender’s obligations to make Loans hereunder.

SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees pursuant to Section 2.11(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether two-thirds of the Lenders, two-third of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or each affected Lender, including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure consisting of Swingline Loans made by such Defaulting Lender) and LC Exposure shall be reallocated among the non-Defaulting Lenders holding Commitments of the same Class as such Defaulting Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages but only to the extent (x) in the case of a Defaulting Lender that holds Commitments of a particular Class, the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of such Class plus such Defaulting Lender’s Swingline Exposure and Multicurrency LC Exposure of such Class does not exceed the total of all non-Defaulting Lenders’ Commitments of such Class and (y) no non-Defaulting Lender’s Revolving Credit Exposure of the applicable Class will exceed such Lender’s Commitment of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders of the same Class as such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, in effect immediately after giving effect to such reallocation;

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi) no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d) so long as any Lender is a Defaulting Lender, no Swingline Lenders of the same Class as such Defaulting Lender shall be required to fund any Swingline Loan of such Class and no Issuing Bank of the same Class as such Defaulting Lender shall be required to issue, amend or increase any Letter of Credit of such Class, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of the applicable Class and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and Swingline Exposure related to any newly made Swingline Loan and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of the applicable Class in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks (with respect to the Swingline Lenders and the Issuing Banks, only to the extent that such Swingline Lender or Issuing Bank acts in such capacity under the same Class of Commitments held by a Defaulting Lender) each agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.18(c)(ii) above and the Swingline Exposure and the LC Exposure of the Lenders of the applicable Class shall be readjusted to reflect the inclusion of such Lender’s Commitment of such Class and on such date such Lender shall purchase at par such of the Loans of the other Lenders of such Class (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, in effect immediately after giving effect to such agreement.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (as provided in Section 9.02(e)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) that such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. German Bank Separation Act. If any Lender subject to the GBSA (as defined below) (any such Lender, a “GBSA Lender”) shall have determined in good faith (which determination shall be made in consultation with the Borrower) that, due to the implementation of the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act (Trennbankengesetz) (the “GBSA”), whether before or after the date hereof, or any corresponding European legislation (such as the proposed regulation on structural measures improving the resilience of European Union credit institutions) that may amend or replace the GBSA in the future or any regulation thereunder, or due to the promulgation of, or any change in the interpretation by, any court, tribunal or regulatory authority with competent jurisdiction of the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful (regardless of whether such illegality, prohibition or unlawfulness could be prevented by transferring such arrangements or Loans to an affiliate or other third party), then, and in any such event, such GBSA Lender shall give written notice to the Borrower and the Administrative Agent of such determination (which written notice shall include a reasonably detailed explanation of such illegality, prohibition or unlawfulness, including, without limitation, all evidence and calculations used in the determination thereof, a “GBSA Notice”), whereupon (i) all of the obligations owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Borrower shall repay the outstanding principal of such obligations together with accrued interest thereon, on the fifth Business Day immediately after the date of such GBSA Notice and, for the avoidance of doubt, such repayment shall not be subject to the terms and conditions of Section 2.17(c) or Section 2.17(d) to the extent that there are no outstanding amounts due and payable to the other Lenders at such date and (ii) the Commitments of such GBSA Lender shall terminate on the fifth Business Day immediately after the date of such GBSA Notice (such date being an “Initial Termination Date”); provided that, notwithstanding the foregoing, prior to such Initial Termination Date and in the event the Borrower in good faith reasonably believes there is a mistake, error or omission in the grounds used to determine such illegality, prohibition or unlawfulness under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then the Borrower may provide written notice (which written notice shall include a reasonably detailed explanation of the basis of such good faith belief, including, without limitation, all evidence and calculations used in the determination thereof, a “Consultation Notice”) to that effect, at which point the obligations owed to such GBSA Lender hereunder and under the Loans shall not become due and payable, and the Commitments of such GBSA Lender shall not terminate, until the Business Day immediately following the tenth Business Day immediately after the date of the GBSA Notice (the period from, and including, the date of the GBSA Notice until such tenth Business Day being the “GBSA Consultation Period”). In the event the Borrower and such GBSA Lender cannot in good faith reasonably agree during the GBSA Consultation Period whether the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then all of the obligations owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Commitments of such GBSA Lender shall terminate, on the Business Day immediately following the last day of such GBSA Consultation Period. For the avoidance of doubt, during the GBSA Consultation Period, (i) the Commitments and Revolving Credit Exposure of any GBSA Lender shall be subject to Section 2.18, and the Borrower shall have all rights to replace such GBSA Lender in accordance with Section 2.19(b), in each case, as though such GBSA Lender were a “Defaulting Lender” for purposes of this Agreement and (ii) no GBSA Lender shall be required to fund its pro rata share of any Borrowing. To the extent any Swingline Exposure or LC Exposure (in each case, of the same Class of Commitments held by the GBSA Lender) exists at the time a GBSA Lender’s Loans are repaid in full pursuant to this Section 2.20, such Swingline Exposure or LC Exposure shall be reallocated as set forth in Section 2.18(c), treating for this purpose such GBSA Lender as a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries (other than any Immaterial Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to comply with clauses (b) and (c), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered by the applicable parties thereto will constitute, a legal, valid and binding obligation of the Borrower and the other Obligors party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 5.01(a) and 5.01(b) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) No Material Adverse Change. Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance (herein, a “Material Adverse Change”) that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Borrower’s or its Subsidiaries’ Portfolio Investments), or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.05. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement (other than any action brought by the Borrower against a Defaulting Lender).

SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Borrower, its Subsidiaries and to the knowledge of the Borrower, their respective employees, officers, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, manager or agent of the Borrower or any Subsidiary is currently the subject of any Sanctions or a Sanctioned Person.

SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. The Borrower has disclosed in its public filings or to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished when taken together with the Borrower’s public filings) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and the Borrower makes no representation or warranty with respect to information of a general economic or general industry nature.

SECTION 3.11. Investment Company Act; Margin Regulations.

(a) Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(b) Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries.

(c) Investment Policies. The Borrower is in compliance with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d) Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12. Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any other Obligor outstanding on the date hereof, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case, as of the Restatement Effective Date, is correctly described in Part A of Schedule II.

(b) Liens. Part B of Schedule II is a complete and correct list of each Lien (other than Indebtedness hereunder) securing Indebtedness of any Person outstanding on the date hereof covering any property of any Obligor, and, except with respect to Liens under the Loan Documents, the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

SECTION 3.13. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries and Non-Consolidated Subsidiaries of the Borrower on the Restatement Effective Date together with, for each such Subsidiary and Non-Consolidated Subsidiary, (i) the jurisdiction of organization of such Subsidiary or Non-Consolidated Subsidiary, (ii) each Person holding ownership interests in such Subsidiary or Non-Consolidated Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary or Non-Consolidated Subsidiary represented by such ownership interests and (iv) whether it is an Unrestricted Subsidiary or a Non-Consolidated Subsidiary.

(b) Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (a), (b), (c) and (d) of Section 6.04) held by any Obligor in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, as of the Restatement Effective Date, each Obligor owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and Permitted Liens), all such Investments.

SECTION 3.14. Properties.

(a) Title Generally. Each of the Borrower and its Subsidiaries (other than any Immaterial Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business, taken as a whole, as currently conducted or to utilize such properties for their intended purposes, except where failure to have title or leasehold interests could not reasonably be expected to have a Material Adverse Effect.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries (other than any Immaterial Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, taken as a whole, and the use thereof by the Borrower and its Subsidiaries (other than any Immaterial Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Affiliate Agreements. As of the date hereof, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the Securities and Exchange Commission) to the Administrative Agent (which has been made available to the Lenders) true and complete copies of each of the Affiliate Agreements (including and schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of hereof, each of the Affiliate Agreements is in full force and effect.

SECTION 3.16. Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Collateral described therein to secure the Secured Obligations (as defined in the Guarantee and Security Agreement), except for any failure that would not constitute an Event of Default under clause (p) of Article VII.

Except for filings and other actions completed prior to the Restatement Effective Date and for actions to be taken after the Restatement Effective Date as contemplated hereby or by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for any failure that would not constitute an Event of Default under clause (p) of Article VII.

SECTION 3.17. Affected Financial Institutions. No Obligor is an Affected Financial Institution.

SECTION 3.18. Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

CONDITIONS

SECTION 4.01. Restatement Effective Date. Except to the extent set forth in Section 2.02(e), the effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date (the “Restatement Effective Date”) on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Borrower and Obligors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Dechert LLP, New York counsel for the Obligors, in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion of Special New York Counsel to JPMCB. An opinion, dated the Restatement Effective Date, of Milbank LLP, special New York counsel to JPMCB (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by the President, a Vice President, the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(f) Liens. Results of a recent lien search in each relevant jurisdiction with respect to the Borrower that reveal no liens on any of the assets of the Borrower or any other Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Guarantee and Security Agreement Confirmation. The Guarantee and Security Agreement Confirmation, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

(h) Valuation Policy. A copy of the Valuation Policy.

(i) Borrowing Base Certificate. A Borrowing Base Certificate as of the Restatement Effective Date (or such earlier date as agreed by the Administrative Agent).

(j) Restatement Effective Date Adjustments. Evidence that each Lender (including each Lender under the Existing Credit Facility) received payment in full of all accrued and unpaid interest, facility fees and LC participation fees owing to such Lender that have been invoiced under the Existing Credit Facility on or prior to the Restatement Effective Date and the Borrowings and other adjustments to the Loans described in Section 2.02(e) shall occur concurrently with the Restatement Effective Date.

(k) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

(l) KYC. The Administrative Agent shall have received, prior to the Restatement Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least five (5) days prior to the Restatement Effective Date.

(m) No Default. No Default or Event of Default shall exist under the Existing Credit Facility immediately prior to and immediately after giving pro forma effect to the Restatement Effective Date.

The effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith on or prior to the Restatement Effective Date, including the reasonable fees and expenses of Milbank LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower at least one Business Day prior to the Restatement Effective Date).

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower and the other Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c) the aggregate Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transactions) shall not exceed the Borrowing Base.

Each Borrowing of Loans and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence. For the avoidance of doubt, the conversion or continuation of a Borrowing as the same Type (without increase in the principal amount thereof) shall not be considered to be the making of a Loan or an issuance, extension or renewal of a Letter of Credit.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized pursuant to Section 2.05(k) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed one hundred twenty (120) days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte and Touche LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority, not to exceed seventy-five (75) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and, if a Default has occurred, specifying whether such Default is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.05 and 6.07, (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred since the Restatement Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements), specifying the effect (unless such effect has been previously reported) of such change on the financial statements accompanying such certificate and (iv) providing a reconciliation of any difference between the assets and liabilities of the Borrower and its consolidated Persons presented in such financial statements and the assets and liabilities of the Borrower and its Subsidiaries for purposes of calculating the financial covenants set forth in Section 6.07 of this Agreement;

(d) as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, (1) (i) a Borrowing Base Certificate as at the last day of such accounting period presenting the Borrower’s computation (and including the rationale for any industry reclassification and identifying each Portfolio Investment included in the Borrowing Base that is a Participation Interest (identifying the Obligor holding such Participation Interest, the seller thereof and the underlying portfolio investment)) and (ii) the ratio of the Gross Borrowing Base to the Combined Debt Amount (showing the components of the Combined Debt Amount) and (2) if during such monthly accounting period the Borrower has declared any Restricted Payment pursuant to Section 6.05(d), a certification of a Financial Officer of the Borrower as to compliance with Section 6.05(d) along with reasonably detailed supporting calculations;

(e) promptly but no later than five (5) Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency or a Contingent Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency or Contingent Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency or Contingent Borrowing Base Deficiency, as applicable, as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency or Contingent Borrowing Base Deficiency, as applicable, as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f) promptly upon receipt thereof, copies of all significant written reports submitted to management or the board of directors of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s board of trustees);

(g) notice of the Borrower’s intent, if any, not to qualify as a RIC and promptly after (and only if) the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Obligor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h) promptly following any request therefor, such other information (including information relating to know-your-customer rules and regulations) regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d), and (e)) if the reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission, provided notice of such availability is provided to the Administrative Agent at or prior to the time period required by this Section 5.01.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt written notice following knowledge thereof of the following:

(a) the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent);

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Investment Advisor, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than any Immaterial Subsidiary) to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

SECTION 5.06. Books and Records; Inspection and Audit Rights.

(a) Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries (other than any Immaterial Subsidiary) to, keep books of record and account in a manner sufficient to permit the preparation of financial statements in accordance with GAAP in all material respects. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that the Borrower or such other Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent accountants or independent auditors; provided further that the Borrower shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than one (1) visit and inspection in any calendar year under this Section 5.06 unless an Event of Default shall have occurred and be continuing.

(b) Audit Rights. The Borrower will, and will cause each other Obligor to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as reasonably requested. The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year (and the Borrower’s reimbursement obligations with respect thereto shall in any event be subject to the cap set forth in Section 9.03(a)) unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base to the extent reasonably required by the Administrative Agent or the Required Lenders as a result of any such evaluation of the Borrower’s computation of the Borrowing Base, provided that if the Borrower demonstrates that such evaluation is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.

SECTION 5.07. Compliance with Laws; Anti-Corruption; Sanctions. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. In the event that the Borrower or any other Obligor shall form or acquire any new Domestic Subsidiary (other than any Unrestricted Subsidiary or Immaterial Subsidiary), the Borrower will cause, within thirty (30) days (or such longer period as shall be reasonably agreed by the Administrative Agent) following such Person becoming a new Subsidiary, such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (if reasonably requested by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Restatement Effective Date or otherwise as the Administrative Agent shall have reasonably requested. For the avoidance of doubt, the Borrower may elect to cause any of its Foreign Subsidiaries, Unrestricted Subsidiaries, Immaterial

Subsidiaries, Non-Consolidated Subsidiaries or wholly-owned entities to become an Obligor by causing such Person to become a Subsidiary Guarantor under the Guarantee and Security Agreement; provided that (i) with respect to any Foreign Subsidiary, such Foreign Subsidiary shall, if requested by the Administrative Agent or the Collateral Agent execute and deliver (and cause its parent to execute and deliver) a customary guarantee and/or security agreement governed by the laws of the country in which such Foreign Subsidiary is located, in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent) and (ii) with respect to any Unrestricted Subsidiary, Immaterial Subsidiary, Non-Consolidated Subsidiary or wholly-owned entity, the Borrower shall only be required to execute and deliver a Guarantee Assumption Agreement with respect to the obligation of the Borrower and no other deliverables will be required by such Unrestricted Subsidiary, Immaterial Subsidiary, Non-Consolidated Subsidiary or wholly-owned entity as applicable, to satisfy this Section 5.08(a), whereupon following compliance with the first sentence of this Section 5.08(a), such Foreign Subsidiary, Unrestricted Subsidiary, Non-Consolidated Subsidiary or wholly-owned entity shall be a “Subsidiary” and “Subsidiary Guarantor” (and, thereby, an “Obligor”) for all purposes of this Agreement and the other Loan Documents; provided that, to the extent applicable, no Portfolio Investment of such Person shall be included in the Borrowing Base until the 95th day after such Person becomes a Subsidiary Guarantor unless either (i) any secured creditors of such Person (or a representative on their behalf) have expressly released their Lien on such Portfolio Investment or (ii) any Indebtedness of such Person outstanding immediately prior to its designation as a Subsidiary Guarantor has been repaid in full, and in the case of (i) or (ii), then such Portfolio Investments may be included in the Borrowing Base immediately upon Delivery.

(b) Ownership of Subsidiaries. The Borrower will, and will cause each Subsidiary Guarantor to, take such action from time to time as shall be necessary to ensure that each Subsidiary Guarantor is a wholly owned Subsidiary; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as after giving effect to such permitted transaction each of the remaining Subsidiary Guarantors is a wholly-owned Subsidiary.

(c) Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent:

(i) to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Secured Longer-Term Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation;

(ii) in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Unrestricted Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Unrestricted Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation; provided that any participation acquired from the Borrower or such other Obligor shall give such Unrestricted Subsidiary the right to elevate such participation to an assignment at any time in its sole discretion, which right shall be exercised no later than 90 days after the acquisition thereof) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that, subject to Section 5.08(c)(iii) below, all amounts owing to such Obligor or Unrestricted Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to separate accounts of such Obligor and such Unrestricted Subsidiary; and

(iii) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and are clearly identified as being held in an agency capacity.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower and its Subsidiaries, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, Swap Agreements and other Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower. Without limiting the foregoing, no Obligor will directly or indirectly, use the proceeds of any Loans or Letters of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10. Status of BDC. The Borrower shall at all times continue to be regulated as a “business development company” under the Investment Company Act.

SECTION 5.11. Investment and Valuation Policies.

(a) Investment Policy. The Borrower shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(b) Valuation Policy. The Borrower agrees that it shall not permit any material amendment, modification or waiver of its Valuation Policy other than any such amendment, modification or waiver that is (i) consistent in all material respects with the valuation policies applied by Apollo Global Management, Inc. (as in effect from time to time) or (ii) necessary or desirable in order to comply with GAAP or any applicable law, rule or regulation or interpretation thereof; provided that it shall not be deemed a material amendment to modify the Valuation Policy to provide for less than all (but at least 35%) of Unquoted Investments to be valued using the assistance of an Approved Third-Party Appraiser.

SECTION 5.12. Portfolio Valuation and Diversification, Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent the Borrower determines that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group set forth on Schedule VI or established by Moody’s, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of adequate correlation, the Borrower shall be permitted, upon notice to the Administrative Agent to create up to three additional Industry Classification Groups for purposes of this Agreement. Furthermore, for Portfolio Investments in the software industry, the Borrower may assign such Portfolio Investment to the Industry Classification Group based on the predominant end-user of the applicable issuer’s product.

(b) Portfolio Valuation Etc.

(i) Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii) Determination of Values. The Borrower will determine and conduct reviews, as applicable, of the value to be assigned to each of its Portfolio Investments as follows:

(A) Quoted Investments—Valuation Methodology. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value (i.e., the “Value”) of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w) in the case of public and 144A securities, the average of the bid prices as determined by at least two Approved Dealers or Approved Pricing Services selected by the Borrower,

(x) in the case of bank loans, the average of bid prices as determined by one Approved Dealer or Approved Pricing Service selected by the Borrower,

(y) in the case of any Quoted Investment traded on an exchange, the closing price for such Quoted Investment most recently posted on such exchange, and

(z) in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B) Unquoted Investments—Valuation Methodology. With respect to Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”), the Borrower shall determine the market value (i.e., the “Value”) of such Portfolio Investments quarterly in a manner consistent with its valuation policy (as amended or otherwise modified from time to time in a manner not prohibited by this Agreement, the “Valuation Policy”), including valuation of at least 35% by value of all Unquoted Investments using the assistance of an Approved Third-Party Appraiser. The “Value” of any Unquoted Investment acquired during a fiscal quarter shall be deemed to be equal to the cost of such Unquoted Investment until such time as the value of such Unquoted Investment is determined in accordance with the other provisions of this Section 5.12.

(C) Internal Review. The Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments included in the Borrowing Base, and of the Borrowing Base, at least once each calendar week which shall take into account any events of which the Borrower has knowledge that materially adversely affects the aggregate value of the Portfolio Investments included in the Borrowing Base or the Borrowing Base. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (and provide cover for Letters of Credit)), all as more specifically set forth in Section 2.10(c).

(D) Failure to Determine or Review Values. If the Borrower shall fail to determine or review, as applicable, the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero until such time as the value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance herewith. The Borrower shall use commercially reasonable efforts to determine the value of each Portfolio Investment pursuant to the foregoing requirements no less frequently than annually.

(iii) Scheduled Testing of Values.

(A) Each March 31, June 30, September 30 and December 31 of each calendar year (or such other quarterly dates as are reasonably agreed by the Borrower and the Administrative Agent, each a “Valuation Testing Date”) the Administrative Agent through an independent valuation provider selected by the Administrative Agent in its reasonable discretion (the “Independent Valuation Provider”) will test the values as of such Valuation Testing Date determined pursuant to Section 5.12(b)(ii) above of those Portfolio Investments included in the Borrowing Base selected by the Administrative Agent. The fair value of such Portfolio Investments tested as of any Valuation Testing Date shall be approximately equal to the Tested Amount (as defined below); provided, however, in no event shall more than 25% (or, if clause (B)(ii) below applies, 10%) of the aggregate value of the Unquoted Investments in the Borrowing Base be tested by the Independent Valuation Provider in respect of any applicable Valuation Testing Date.

(B) For purposes of this Agreement, the “Tested Amount” shall be equal to the greater of: (i) an amount equal to (y) 125% of the Covered Debt Amount (as of the applicable Valuation Testing Date) minus (z) the sum of the values of all Cash, Cash Equivalents and Quoted Investments included in the Borrowing Base (as of the applicable Valuation Testing Date) and (ii) 10% of the aggregate value of all Unquoted Investments included in the Borrowing Base.

(C) With respect to any Unquoted Investment, if the value of such Unquoted Investment determined pursuant to Section 5.12(b)(ii) is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par, otherwise this clause (1) shall not be applicable) and (2) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider, then the value for such Portfolio Investment determined in accordance with Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement. If the value of any Portfolio Investment determined pursuant to Section 5.12(b)(ii) is greater than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Portfolio Investment, the “Value” for purposes of this Agreement shall become the lesser of (x) the highest value of the valuation range provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par, otherwise this clause (y) shall not be applicable) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider; provided that, if an Unquoted Investment (including for the avoidance of doubt, a Participation Interest) is acquired during a fiscal quarter, until such time as the Value of any newly-acquired Unquoted Investment is obtained pursuant to this clause (iii), the “Value” of such Unquoted Investment shall be deemed equal to the lower of (x) the value of such Unquoted Investment as determined by the Borrower’s internal review and (y) the cost of such Unquoted Investment.

(iv) Supplemental Testing of Values.

(A) Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be independently tested by the Independent Valuation Provider. There shall be no limit on the number of such tests that may be requested by the Administrative Agent in its reasonable discretion. If (x) the value determined pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider, then the value determined pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement and (y) if the value determined pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is: (1) less than 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall become the “Value” for purposes of this Agreement; (2) between 5% and 20% of the value determined pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by such Independent Valuation Provider; and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then the Borrower and the Administrative Agent shall retain an additional third-party appraiser and, upon the completion of such appraisal, the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the three valuations (with the average of the Independent Valuation Provider’s value and the Borrower’s value to be used as the “Value” until the third value is obtained). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but not included in the Borrowing Base as of the Applicable Valuation Testing Date shall not be subject to testing under this Section 5.12(b)(iv).

(B) The Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider.

(v) Generally Applicable Valuation Provisions.

(A) The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B) All valuations shall be on a settlement date basis. For the avoidance of doubt, the value of any Portfolio Investment determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C) Subject to the last sentence of Section 9.03(a), the documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower.

(D) In addition, the values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(E) The Administrative Agent shall provide a copy of the final results of any valuation performed by the Independent Valuation Provider to any Lender promptly upon such Lender’s request; provided, that without the consent of the Borrower, no final report may be provided by the Administrative Agent to the Lenders prior to the earlier of the date that the Borrower delivers its financial statements for the related period and the date on which the Borrower is required to so deliver such financial statements pursuant to Section 5.01(a) or (b) and (y) such recipient shall have executed and delivered a customary and reasonable non-reliance letter, confidentiality agreement or similar agreement if required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.

(F) The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act.

(G) All tests by the Independent Valuation Provider shall be conducted in a manner not disruptive to the business of the Borrower. The Administrative Agent shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to the Borrower promptly upon the Borrower’s request.

(c) Investment Company Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Unrestricted Subsidiaries that are exempt from the Investment Company Act), at all times (i) to collectively comply in all material respects with any portfolio diversification and similar requirements set forth in the Investment Company Act that are applicable to business development companies and (ii) subject to applicable grace periods set forth in the Code, so long as it intends to qualify as a RIC, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

(d) Participation Interests. The Value attributable to any Participation Interest shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with this Section 5.12, provided any participation interest that does not satisfy the definition of Participation Interest shall have a Value of zero for purposes of this Agreement.

SECTION 5.13. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the product of the Advance Rates and the Value of each Portfolio Investment (excluding any cash held by the Administrative Agent pursuant to Section 2.05(k)), provided that:

(a) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx Aviation Finance LLC (“Merx”)) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 6% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 50% of the otherwise applicable Advance Rate, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 5% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 50% of the otherwise applicable Advance Rate or (iii) is less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 4% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 50% of the otherwise applicable Advance Rate;

(b) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 12% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 10% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0% or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base of all issuers (other than Merx) in a consolidated group of corporations or other entities in accordance with GAAP exceeding 8% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

(c) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments in Merx included in the Borrowing Base and any other issuers in the same consolidated group of corporations or other entities, as Merx, in accordance with GAAP exceeding 15% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%; (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments in Merx included in the Borrowing Base and any other issuers in the same consolidated group of corporations or other entities, as Merx, in accordance with GAAP exceeding 12.5% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0% or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments in Merx included in the Borrowing Base and any other issuers in the same consolidated group of corporations or other entities, as Merx, in accordance with GAAP exceeding 10% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

(d) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments included in the Borrowing Base in Non-Core Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments included in the Borrowing Base in Non-Core Investments shall be 0% to the extent necessary so that no more than 10% of the Borrowing Base is attributable to such investments or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments included in the Borrowing Base in Non-Core Investments shall be 0% to the extent necessary so that no more than 5% of the Borrowing Base is attributable to such investments;

(e) if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base in any single Industry Classification Group that exceeds 25% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%, provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 25% figure shall be increased to 30% and, accordingly, only to the extent that the Value for such single Industry Classification Group exceeds 30% of the aggregate Value of all Portfolio Investments in the Collateral Pool as of the end of the most recent quarter, the Advance Rate applicable to such excess Value shall be 0%, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%, provided that, with respect to Portfolio Investments in the Collateral Pool in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 20% figure shall be increased to 25%, or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments included in the Borrowing Base in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

(f) no Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete Delivery are satisfied within seven days of such inclusion (provided that voting stock of any Controlled Foreign Corporation in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base);

(g) the Advance Rate applicable to the Borrower’s investments in any Unrestricted Subsidiary and Non-Consolidated Subsidiary shall be 0%;

(h) the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments in First Lien Life Sciences Bank Loans included in the Borrowing Base exceeding 15% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

(i) if, as of such date, the Relevant Asset Coverage Ratio is (i) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments included in the Borrowing Base in Non-Core Investments and Junior Investments shall be 0% to the extent necessary so that no more than 30% of the Borrowing Base is attributable to such investments or (ii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments included in the Borrowing Base in Non-Core Investments and Junior Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments;

(j) if, as of such date, (i)(A) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (j), the “Gross Borrowing Base”) is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 2.00:1:00 and greater than or equal to 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 60% of the Covered Debt Amount, (ii)(A) the Gross Borrowing Base is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 75% of the Covered Debt Amount, or (iii) (A) the Gross Borrowing Base is greater than or equal to 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 25% of the Covered Debt Amount; and

(k) the Advance Rate applicable to (i) any Participation Interest that has been included in the Borrowing Base for more than 90 days (or such longer period as the Administrative Agent may agree) or (ii) any portion of the aggregate Value of Participation Interests in excess of the greater of $75,000,000 and 2% of the Borrower’s total assets shall be 0%.

For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Base is required to be reduced to comply with this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments to be excluded from the Borrowing Base to effect such reduction. For purposes of the categorization of each Portfolio Investment in accordance with this Section 5.13, the amount of any “first lien debt” or EBITDA with respect to any Portfolio Investment shall be determined using the most recent quarterly valuation determined in accordance with the Valuation Policy.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a) through (k), as applicable, the following percentages with respect to such Portfolio Investment:

	Relevant Asset Coverage Ratio ≥ 2.00:1:00		2.00:1:00 > Relevant Asset Coverage Ratio ≥1.75:1.00		1.75:1:00 > Relevant Asset Coverage Ratio > 1.50:1.00
Portfolio Investment	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Cash, Cash Equivalents and Short Term U.S. Government Securities	100%	n/a	100%	n/a	100%	n/a
Long-Term U.S. Government Securities	95%	n/a	95%	n/a	95%	n/a
Performing First Lien Bank Loans	85%	75%	85%	75%	85%	75%
Performing First Lien Unitranche Bank Loans	85%	75%	80%	70%	75%	65%
Performing First Lien Life Sciences Bank Loans	85%	75%	80%	70%	75%	65%
Performing First Lien Last Out Bank Loans	80%	70%	75%	65%	70%	60%
Performing Second Lien Bank Loans	75%	65%	70%	60%	65%	55%
Performing Cash Pay High Yield Securities	70%	60%	65%	55%	60%	50%
Performing Cash Pay Mezzanine Investments	65%	55%	60%	50%	55%	45%
Performing Non-Cash Pay High Yield Securities	60%	50%	55%	45%	50%	40%

	Relevant Asset Coverage Ratio ≥ 2.00:1:00		2.00:1:00 > Relevant Asset Coverage Ratio ≥1.75:1.00		1.75:1:00 > Relevant Asset Coverage Ratio > 1.50:1.00
Portfolio Investment	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Performing Non-Cash Pay Mezzanine Investments	55%	45%	50%	40%	45%	35%
Performing Preferred Equity	55%	45%	50%	40%	45%	35%
Non-Performing First Lien Bank Loans	45%	45%	40%	40%	35%	35%
Non-Performing First Lien Unitranche Bank Loans	45%	45%	40%	40%	35%	35%
Non-Performing First Lien Life Sciences Bank Loans	40%	35%	35%	30%	30%	25%
Non-Performing First Lien Last Out Bank Loans	40%	35%	35%	30%	30%	25%
Non-Performing Second Lien Bank Loans	40%	35%	35%	25%	30%	20%
Non-Performing High Yield Securities	30%	30%	25%	25%	20%	20%
Non-Performing Mezzanine Investments	30%	25%	25%	20%	20%	20%
Performing Common Equity Assets	30%	20%	25%	20%	20%	20%
Non-Performing Preferred Equity	0%	0%	0%	0%	0%	0%
Non-Performing Common Equity	0%	0%	0%	0%	0%	0%
Structured Finance Obligations and Finance Leases	0%	0%	0%	0%	0%	0%

For the avoidance of doubt, the above categories are intended to be indicative of the traditional investment types in a fully capitalized issuer. All determinations of whether a particular Portfolio Investment belongs to one category or another shall be made by the Borrower on a consistent basis with the definitions in Section 5.13.

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally documented under a loan or credit facility, provided the form of documentation with respect to any particular Portfolio Investment shall not be determinative of whether such Portfolio Investment constitutes a Bank Loan.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to any Permitted Prior Working Capital Lien and other customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof, provided that any First Lien Bank Loan that is also a First Lien Unitranche Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Unitranche Bank Loan; provided, further, that any First Lien Bank Loan that is also a First Lien Last Out Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Last Out Bank Loan. For the avoidance of doubt, to the extent that, and only for so long as, any Permitted Prior Working Capital Lien exceeds the amount permitted under clause (c) of the definition thereof, an Obligor’s investment in such applicable Bank Loan shall be treated as a Second Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement.

“First Lien Last Out Bank Loan” means a First Lien Bank Loan, a portion of which is, in effect, subject to debt subordination and superpriority rights of other lenders following an event of default (such portion, a “last out” portion) provided, that the aggregate principal amount of the “last out” portion of such Bank Loan is at least 50% of the aggregate principal amount of any “first out” portion of such Bank Loan, provided, further that the underlying obligor with respect to such Bank Loan shall have a ratio of first lien debt (including the “first out” portion of such Bank Loan, but excluding the “last out” portion of such Bank Loan) to EBITDA that does not exceed 3.25:1.00 and a ratio of aggregate first lien debt (including both the “first out” portion and the “last out” portion of such Bank Loan) to EBITDA that does not exceed 5.25:1.00. An Obligor’s investment in the “last out” portion of a First Lien Last Out Bank Loan shall be treated as a First Lien Last Out Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement. For the avoidance of doubt, an Obligor’s investment in the portion of such Bank Loan that is not the last out portion (the “first out” portion) shall be treated as a First Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement and whether such Portfolio Investment constitutes a “Senior Investment” under this Agreement, and an Obligor’s investment in any “last out” portion of a First Lien Bank Loan that does not meet the foregoing criteria shall be treated as a Second Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement and whether such Portfolio Investment constitutes a “Senior Investment” under this Agreement.

“First Lien Life Sciences Bank Loan” means a First Lien Bank Loan to a life sciences company that may not be evaluated on customary corporate credit metrics but has a low loan to enterprise value and meets the criteria of the Borrower for making such loans (provided the terms thereof shall provide for at least a negative pledge on the respective borrower’s intellectual property). Any First Lien Bank Loan that satisfies the foregoing criteria shall be treated as a First Lien Life Sciences Bank Loan and not as any other category of Portfolio Investment.

“First Lien Unitranche Bank Loan” means a First Lien Bank Loan with a ratio of first lien debt to EBITDA that exceeds 5.25:1.00 (or that is an asset backed loan without customary advance rates against inventory, accounts receivable and other similar assets) and where the underlying borrower does not also have a Second Lien Bank Loan outstanding.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Junior Investments” means any Performing Cash Pay High Yield Securities and Performing Cash Pay Mezzanine Investments.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) that are (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer and (ii) a Bank Loan that is not a First Lien Bank Loan, First Lien Last Out Bank Loan, First Lien Unitranche Bank Loan, Second Lien Bank Loan or a High Yield Security.

“Non-Core Investments” means, collectively, (a) Performing Non-Cash Pay High Yield Securities, (b) Performing Non-Cash Pay Mezzanine Investments, (c) Performing Preferred Equity, (d) Non-Performing Bank Loans, (e) Non-Performing High Yield Securities, (f) Non-Performing Mezzanine Investments, (g) Performing Common Equity, and (h) Non-Performing Common Equity.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans, Non-Performing First Lien Unitranche Bank Loans, Non-Performing First Lien Last Out Bank Loans, and Non-Performing Second Lien Bank Loans.

“Non-Performing Common Equity” means Equity Interests (other than Preferred Equity) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing First Lien Life Sciences Bank Loans” means First Lien Life Sciences Bank Loans other than Performing First Lien Life Sciences Bank Loans.

“Non-Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans other than Performing First Lien Last Out Bank Loans.

“Non-Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans other than Performing First Lien Unitranche Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing Cash Pay High Yield Securities and Performing Non-Cash Pay High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Cash Pay Mezzanine Investments and Performing Non-Cash Pay Mezzanine Investments.

“Non-Performing Preferred Equity” means Preferred Equity other than Performing Preferred Equity.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not then in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof, after the expiration of any applicable grace or cure period, and (b) with respect to any Portfolio Investment that is Preferred Equity, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace or cure period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than two-thirds (2/3rds) of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than two-thirds (2/3rds) of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash, and (b) which are Performing.

“Performing Common Equity” means Equity Interests (other than Preferred Equity) and warrants of an issuer all of whose outstanding debt is Performing. In addition, notwithstanding the Borrower’s treatment of its investment in Merx Aviation Finance LLC for any other purpose, such investment shall be treated as an Unquoted Investment constituting Capital Stock (and not Preferred Stock) for purposes of this Agreement.

“Performing First Lien Bank Loans” means First Lien Bank Loans that are Performing.

“Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans that are Performing.

“Performing First Lien Life Sciences Bank Loans” means First Lien Life Sciences Bank Loans that are Performing.

“Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans that are Performing.

“Performing Non-Cash Pay High Yield Securities” means High Yield Securities that are Performing other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Mezzanine Investments that are Performing other than Performing Cash Pay Mezzanine Investments.

“Performing Preferred Equity” means Preferred Equity that is Performing.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans that are Performing.

“Permitted Prior Working Capital Lien” means, with respect to any borrower under a Bank Loan, a security interest to secure a senior facility for such borrower and/or any of its parents and/or subsidiaries; provided that (i) such Bank Loan has a second priority lien on the collateral that is subject to the first priority lien of such senior facility (or a pari passu lien on such collateral), (ii) such senior facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the pari passu or first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum outstanding principal amount of such senior capital facility is not greater than the lower of (x) 15% of the aggregate enterprise value of such borrower (as determined at the time of closing of the transaction, and thereafter an enterprise value for such borrower determined in a manner consistent with the valuation methodology applied in the valuation for such borrower as determined by the Investment Advisor (so long as it has the necessary delegated authority) or the Borrower’s board of directors (or the appropriate committee thereof with the necessary delegated authority) in a commercially reasonable manner) and (y) 20% of the outstanding amount of the associated first-priority lien loan.

“Preferred Equity,” as applied to the Equity Interests of any Person, means Equity Interests of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Equity Interests of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Equity Interests.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Debt Amount” means, as of any date, the greater of (i) the Covered Debt Amount and (ii) the Combined Debt Amount.

“Senior Investments” means Cash, Cash Equivalents, Short-Term U.S. Government Securities, Long-Term U.S. Government Securities, Performing First Lien Bank Loans, and Performing First Lien Unitranche Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.

“Structured Finance Obligations and Finance Leases” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities, any finance lease, debt securities, equity securities or composite or combination securities; including synthetic securities that provide synthetic credit exposure to any such receivables or assets, that entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in any such receivables or assets or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to any such receivables or assets.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means, with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized pursuant to Section 2.05(k) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Permitted Indebtedness and Special Unsecured Longer-Term Indebtedness in an aggregate principal amount that, in each case, immediately after giving effect to its incurrence and any Concurrent Transaction, (1) taken together with all other then outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b) and (2) taken together with Indebtedness permitted under clauses (a), (g), (i) and (l) of this Section 6.01, will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Permitted Indebtedness or Special Unsecured Longer-Term Indebtedness; provided that in no event shall the aggregate principal amount of all such Special Unsecured Longer-Term Indebtedness taken together with all outstanding Unsecured Shorter-Term Indebtedness incurred under clause (i) of this Section 6.01 exceed $650,000,000 at any one time outstanding, as applicable; provided further, that for purposes of compliance with clause (2) hereof, only the portion of Special Unsecured Longer-Term Indebtedness consisting of Excess Special Unsecured Longer-Term Indebtedness shall be included in the calculation of the Covered Debt Amount in accordance with the definition thereof;

(c) Other Permitted Indebtedness;

(d) (i) Indebtedness of the Borrower to or from any other Obligor, (ii) Indebtedness of an Obligor to or from another Obligor or (iii) Indebtedness of the Borrower or any other Obligor to an Unrestricted Subsidiary to the extent a court determines a transfer of assets (including participations) from such Obligor to such Unrestricted Subsidiary did not constitute a true sale, provided, that with respect to this clause (iii), the holders of such Indebtedness have recourse only to the assets purported to be transferred (or in the case of participations, the portfolio investments that such participations relate to) to such Unrestricted Subsidiary, any proceeds related thereto and Equity Interests of such Unrestricted Subsidiary to the extent permitted by Section 6.02(e), and to no other assets of the Obligors in connection with such Indebtedness;

(e) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g) other Indebtedness not otherwise covered by this Section 6.01(including the amortizing portion of any Secured Longer-Term Indebtedness in excess of 1% per annum described in the respective clause (i) of the definitions thereof), that, in each case, taken together with all then outstanding Indebtedness incurred pursuant to this clause (g), immediately after giving effect to its incurrence and any Concurrent Transaction, does not exceed the Additional Debt Amount and that, taken together with Indebtedness permitted under clauses (a), (b), (i) and (l) of this Section 6.01, immediately after giving effect to its incurrence and any Concurrent Transaction, (1) does not exceed the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such other Indebtedness;

(h) obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(i) at any time, Unsecured Shorter-Term Indebtedness in an aggregate principal amount not exceeding $350,000,000 at any one time outstanding that, (i) taken together with Indebtedness permitted under clauses (a), (b), (g) and (l) of this Section

6.01, immediately after giving effect to its incurrence and any Concurrent Transaction, will not result in the Covered Debt Amount exceeding the Borrowing Base and (ii) taken together with other then outstanding Indebtedness, does not exceed the amount required to comply with the provisions of Section 6.07(b), in each case, so long as no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Unsecured Shorter-Term Indebtedness; provided that in no event shall the aggregate principal amount of all such Unsecured Shorter-Term Indebtedness taken together with all outstanding Special Unsecured Longer-Term Indebtedness incurred under clause (b) of this Section 6.01 exceed $650,000,000 at any one time outstanding;

(j) obligations arising with respect to Hedging Agreements entered into pursuant to Section 6.04(c);

(k) Indebtedness consisting of Non-Recourse SBIC Guarantees;

(l) Contingent Secured Indebtedness in an aggregate principal amount not to exceed $50,000,000 (so long as, on the date of incurrence of such Contingent Secured Indebtedness and immediately after giving effect to the incurrence of such Contingent Secured Indebtedness and any Concurrent Transaction, (i) no Borrowing Base Deficiency shall have occurred and be continuing and (ii) no Contingent Borrowing Base Deficiency shall have occurred and be continuing), so long as no Default or Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Contingent Secured Indebtedness; and

(m) each of the 2026 Notes and the 2028 Notes, so long as the 2026 Notes and the 2028 Notes, as applicable, continue to satisfy all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than clause (a) thereof.

For purposes of determining compliance with this Section 6.01, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (n) above, the Borrower, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence, creation or assumption or later reclassify such item of Indebtedness, in any manner that complies with this Section 6.01, so long as such Indebtedness (or any portion thereof) is permitted to be incurred, created or assumed pursuant to such provision at the time of reclassification and no basket will be double-counted with another basket, provided that in no event shall the Borrower reclassify any Permitted Advisor Loan.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof (which, for the avoidance of doubt, shall not include participations in Investments to the extent that the portion of such Investment represented by such participation is not treated as a Portfolio Investment), except:

(a) any Lien on any property or asset of the Borrower or another Obligor existing on the date hereof and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any other Obligor (other than proceeds thereof or accessions thereto) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except to the extent not prohibited hereunder;

(b) Liens created pursuant to the Security Documents;

(c) Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interest” in Section 1.01;

(d) Liens securing Indebtedness or other obligations, that, together with all then outstanding Indebtedness and other obligations secured by Liens incurred pursuant to Section 6.01(g) or Section 6.01(h), does not exceed the Additional Debt Amount at the time of the granting of such Lien (which may cover Portfolio Investments, but only to the extent released from, or otherwise not covered by, the Lien in favor of the Collateral Agent in accordance with the requirements of Section 9.02(c) hereof and/or Section 10.03 of the Guarantee and Security Agreement, or, if designated by the Borrower as “Designated Indebtedness” under the Guarantee and Security Agreement, may be secured on a pari passu basis by the Lien of the Security Documents), so long as immediately after giving effect to its granting and any Concurrent Transactions, (i) the aggregate amount of Indebtedness of the Borrower does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) the Covered Debt Amount does not exceed the Borrowing Base;

(e) Liens on the direct ownership or economic interests of an Obligor in any Unrestricted Subsidiary or Non-Consolidated Subsidiary to secure obligations owed to a creditor of such Unrestricted Subsidiary or Non-Consolidated Subsidiary, as applicable;

(f) Permitted Liens;

(g) Liens incurred in connection with the posting of cash collateral in connection with Hedging Agreements permitted under Section 6.04(c);

(h) Liens incurred in connection with the posting of cash collateral in connection with Swap Agreements (other than Hedging Agreements) permitted under Section 6.04(i) so long as, immediately after giving effect to the posting of such cash collateral (i) no Borrowing Base Deficiency shall have occurred and be continuing and (ii) no Contingent Borrowing Base Deficiency shall have occurred and be continuing;

(i) Liens on assets not constituting Collateral securing Indebtedness permitted under Sections 6.01(e), (f) and (l);

(j) Liens on an Obligor’s Equity Interests in any SBIC Subsidiary created in favor of the SBA;

(k) Liens existing on any property or asset, other than Portfolio Investments, prior to the acquisition thereof by the Borrower or another Obligor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets (other than proceeds thereof or accessions thereto) of the Borrower or such Obligor; and

(l) Liens on cash collateral posted to or for the benefit of holders of Designated LC Obligations in an aggregate amount not to exceed the Designated LC Obligations Threshold, so long as, immediately after giving effect to the posting of such cash collateral and any Concurrent Transaction, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Adjusted Gross Borrowing Base immediately after giving effect to such payment or prepayment, as applicable, is at least 110% of the Covered Debt Amount.

SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer not made in accordance with the following clause (y) or (z) of Portfolio Investments to Unrestricted Subsidiaries or Non-Consolidated Subsidiaries), (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section) and (z) subject to the provisions of clause (c), (e) and (f) below, any Obligor’s ownership interest in any Unrestricted Subsidiary or Non-Consolidated Subsidiary.

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation or such other Person that is the continuing or surviving entity in such transaction becomes a Subsidiary Guarantor and expressly assumes, in writing, all the obligations of a Subsidiary Guarantor under the Loan Documents;

(b) any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c) the capital stock of any Subsidiary of any Obligor may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person, provided that in the case of this clause (ii), if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, immediately after giving effect to such sale, transfer or disposition and any Concurrent Transactions, (A) the Covered Debt Amount does not exceed the Borrowing Base and (B) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer or disposition is not diminished as a result of such sale, transfer, or disposition or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount;

(d) the Obligors may (i) sell, transfer or otherwise dispose of Cash, Cash Equivalents and Portfolio Investments (other than direct ownership interests in Unrestricted Subsidiaries or Non-Consolidated Subsidiaries) to an Unrestricted Subsidiary, Non-Consolidated Subsidiary or Immaterial Subsidiary or (ii) repurchase from any Unrestricted Subsidiary (or a Subsidiary that was an Unrestricted Subsidiary immediately prior to such disposition) any assets transferred or contributed, directly or indirectly, to such Unrestricted Subsidiary (or a Subsidiary that was an Unrestricted Subsidiary immediately prior to such disposition) pursuant to this Section 6.03, so long as, in each case of clause (i) or clause (ii) immediately after giving effect to such sale, transfer or disposition or such repurchase and any Concurrent Transactions, (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer, disposition or repurchase is not diminished as a result of such sale, transfer, or disposition or (y) the Adjusted Gross Borrowing Base is at least 110% of the Covered Debt Amount; provided that, for the purposes of this clause (y) and in connection with the origination of any CLO Security, the Borrowing Base, the Adjusted Gross Borrowing Base and the Covered Debt Amount, as applicable, shall be tested as of the pricing date for such CLO Security;

(e) the Obligors may sell, transfer or otherwise dispose of direct ownership or economic interests in any Unrestricted Subsidiary or Non-Consolidated Subsidiary to any Person (any such sale, transfer or disposition pursuant to this clause (e), an “Excluded Entity Transfer”); provided that no such sale, transfer or other disposition shall be made to any Subsidiary that is not an Obligor, unless immediately after giving effect to such sale, transfer or other disposition and any Concurrent Transaction, the Borrower’s and its Subsidiaries’ investments in Unrestricted Subsidiaries and Non-Consolidated Subsidiaries representing at least 75% of the aggregate value of investments in Unrestricted Subsidiaries and Non-Consolidated Subsidiaries (calculated as set forth in the last sentence of this Section 6.03) are held directly by Obligors; provided further, that, notwithstanding that a transfer may not satisfy such 75% requirement, such transfer shall nevertheless be permitted if it is required by law, rule, regulation or interpretive position of the Securities and Exchange Commission;

(f) the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto and any Concurrent Transaction, no Default shall have occurred or be continuing;

(g) the Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $25,000,000 in any fiscal year;

(h) the Borrower or the other Obligors may dissolve or liquidate (i) any Immaterial Subsidiary or (ii) any other Subsidiary so long as, with respect to this clause (ii), (A) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor (or, if such Subsidiary is an Unrestricted Subsidiary, to another Unrestricted Subsidiary) and (B) such dissolution or liquidation is not materially adverse to the Lenders and the Borrower determines in good faith that such dissolution or liquidation is in its best interests; and

(i) the Obligors may transfer assets that such Obligor would otherwise be permitted to own to an Unrestricted Subsidiary for the sole purpose of facilitating the transfer of assets from one (1) Unrestricted Subsidiary (or a Subsidiary that was an Unrestricted Subsidiary immediately prior to such disposition) to another Unrestricted Subsidiary, directly or indirectly through such Obligor (such assets, the “Transferred Assets”); provided that (i) no Event of Default exists and is continuing at such time or would result from any such transfer to or by such Obligor, (ii) immediately after giving effect to such transfer and any Concurrent Transaction, the Covered Debt Amount shall not exceed the Borrowing Base at such time, (iii) the Transferred Assets are transferred to such Obligor by the transferor Unrestricted Subsidiary on the same Business Day that such assets are transferred by such Obligor to the transferee Unrestricted Subsidiary, and (iv) following such Transfer such Obligor has no liability, actual or contingent, with respect to the Transferred Assets other than Standard Securitization Undertakings (for the avoidance of doubt, in determining for the purposes of this Agreement whether any Obligor has received Net Cash Proceeds in respect of any transaction involving a Transferred Asset, the transfer of such Transferred Asset to and from such Obligor shall be deemed to be a single transaction);

provided that in no event shall the Borrower enter into any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States.

For purposes of testing the value of the Borrower’s and its Subsidiaries’ investments in all Unrestricted Subsidiaries and Non-Consolidated Subsidiaries in connection with any Excluded Entity Transfer, such calculation shall be made without duplication of direct and indirect investments and determined as of the most recently delivered financial statements (but shall include the amount of any such new investment made, and exclude the amount of any such investment sold, after the date of such financial statements) and shall disregard the amount of any direct leverage in any such investment.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts and securities accounts with banks;

(b) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c) Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and management and not for speculative purposes;

(d) Investments (other than Swap Agreements) by the Borrower and its Subsidiaries to the extent such Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies; provided that, if such Investment is not included in the Collateral Pool (but excluding Cash or Cash Equivalents exchanged for Portfolio Investments made or received in connection with or as a result of a workout or restructuring), immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Portfolio Investment is at least 110% of the Covered Debt Amount; provided further that, with respect to Portfolio Investments for which the Borrower and/or any of its Subsidiaries has entered into a binding commitment or is otherwise required to acquire, make or enter into, or hold, such Portfolio Investment, this clause (d) shall be tested on a pro forma basis as of the date of entry into the definitive agreement for such commitment;

(e) Investments in (or capital contribution to) Unrestricted Subsidiaries or Non-Consolidated Subsidiaries to the extent permitted by Section 6.03(d) or (i);

(f) Investments in Controlled Foreign Corporations; provided that, if such Investment is not included in the Collateral Pool, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(g) Investments in Immaterial Subsidiaries; provided that, if such Investment is not included in the Collateral Pool, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount; and

(h) additional Investments (other than Swap Agreements) up to but not exceeding $75,000,000 in the aggregate at any time outstanding.

For purposes of clause (h) of this Section 6.04, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been paid out via dividend, distributed or otherwise paid out or as a result of any other matter (other than Cash or assets contributed by or invested in such Investment).

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a) dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s stock;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year (or any calendar year, as relevant) of the Borrower in amounts not to exceed 110% of the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the amount that is estimated in good faith to allow the Borrower (i) to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain the Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) to reduce to zero (0) for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) to reduce to zero (0) its liability for federal excise taxes for such calendar year (or for the previous calendar year) imposed by Section 4982 of the Code (or any successor thereto);

(c) any settlement in respect of a conversion feature in any convertible security that may be issued by the Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

(d) other Restricted Payments so long as (i) immediately after giving effect thereto and any Concurrent Transaction, the Covered Debt Amount does not exceed 90% of the Adjusted Gross Borrowing Base, (ii) immediately after giving effect thereto and any Concurrent Transaction, with respect to any other Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (iii) if such Restricted Payment is in excess of $7,500,000, on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent to distribute to each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (i) immediately after giving effect to such Restricted Payment and any Concurrent Transaction. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d), provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

In calculating the amount of Restricted Payments made by the Borrower during any period referred to in paragraph (b) above, any Restricted Payments made by Unrestricted Subsidiaries or Non-Consolidated Subsidiaries that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to Obligors) shall be treated as Restricted Payments made by the Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor to (i) the Borrower or any other Subsidiary Guarantor or (ii) on a pro rata basis, any class of its equity holders.

For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it and the determination of the amounts referred to in paragraph (b) above shall be made separately for the taxable year and the calendar year and the limitation on dividends or distributions imposed by such paragraphs shall apply separately to the amounts so determined.

SECTION 6.06. Certain Restrictions on Subsidiary Guarantors. The Borrower will not permit any Subsidiary Guarantors to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (a) the Loan Documents, (b) any indenture, agreement, instrument or other arrangement entered into in connection with Indebtedness permitted under Section 6.01 to the extent any such indenture, agreement, instrument or other arrangement does not prohibit or restrain, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to the Subsidiaries of the Borrower under the Loan Documents or (c) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Obligors to perform any other obligation under any of the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property by any Obligor.

SECTION 6.07. Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity as at the last day of any fiscal quarter of the Borrower to be less than $1,000,000,000 plus 25% of the net proceeds of the sale of common Equity Interests by the Borrower after April 1, 2025.

(b) Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.50 to 1 at any time.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of the Obligors to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions, taken as a whole, not less favorable in any material respect to the Borrower or such other Obligor than could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Obligor not involving any other Affiliate, (c) transactions among the Borrower and/or its Subsidiaries permitted by Section 6.03, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.05, (d) the transactions provided in the Affiliate Agreements (as such agreements are amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described on Schedule V, (f) transactions between an Unrestricted Subsidiary and an Affiliate thereof that is not an Obligor, (g) any Investment that results in the creation of an Affiliate (h) transactions with one (1) or more Affiliates as permitted by any SEC exemptive order (as may be amended from time to time), exemptive rule or no action relief that the board of directors of the Borrower determines is reasonable and fair to the Borrower and does not involve overreaching of the Borrower on the part of the Affiliate, (i) any co-investment transaction to the extent not in violation of applicable law, (j) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (k) transactions between or among the Obligors and any Unrestricted Subsidiary arising from, in connection with or related to Standard Securitization Undertakings, (l) transactions approved by a majority of the independent members of the board of trustees of the Borrower or (m) any Permitted Advisor Loan.

SECTION 6.09. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business in a manner that would violate its Investment Policies in any material respect.

SECTION 6.10. No Further Negative Pledge.The Borrower will not, and will not permit any other Obligor to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any such agreement that imposes such restrictions on investments or other interests in Unrestricted Subsidiaries or Non-Consolidated Subsidiaries (but no other assets of any Obligor), (e) the underlying governing agreements of any minority Equity Interests that impose such restrictions only on such Equity Interests; and (f) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

SECTION 6.11. Modifications of Longer-Term Documents. The Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness, or Permitted Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness”, “Secured Longer-Term Indebtedness”, “2026 Notes”, “2028 Notes” or “Unsecured Longer-Term Indebtedness”, as applicable set forth in Section 1.01 of this Agreement, unless following such amendment, modification or waiver, such Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness or Permitted Indebtedness, as applicable, would otherwise be permitted under Section 6.01, or (b) any Affiliate Agreement, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, the Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

SECTION 6.12. Payments of Other Indebtedness. The Borrower will not, nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness or any other Indebtedness that is not then included in the Covered Debt Amount (other than the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01 (including, for the avoidance of doubt, as incurred by an Unrestricted Subsidiary or other Subsidiary) or with the proceeds of any issuance of Equity Interests, except for:

(a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that any customary mandatory prepayment provisions required by the terms thereof, shall be permitted under this clause (a)) subject to compliance with Section 2.10(g);

(b) payments and prepayments thereof required to comply with requirements of Section 2.10(c) and (d);

(c) other payments and prepayments so long as immediately after giving effect to such payment or prepayment, as applicable, and any Concurrent Transaction, if such payment or prepayment were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(d), such payment or prepayment, as applicable, would be permitted to be made under Section 6.05(d); and

(d) payments and prepayments of Contingent Secured Indebtedness.

provided that, in the case of clauses (a), (c) and (d) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness if immediately after giving effect thereto and to any Concurrent Transactions, the Covered Debt Amount would exceed the Borrowing Base.

SECTION 6.13. Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as contemplated by Section 2.05(k);

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect and such failure, if capable of cure, shall continue unremedied for a period of ten (10) Business Days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower and the Borrower’s actual knowledge thereof;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b) or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(d) and (e) or 5.02 and such failure, in the case of this clause (ii), shall continue unremedied for a period of five or more Business Days, and in the case of Sections 5.01(d) and (e), five or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower; provided that to the extent failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7 of the Guarantee and Security Agreement would not constitute a Default or an Event of Default under clause (p) of this Article VII (assuming such investments were included in the Collateral Pool), such failure to Deliver shall not constitute a Default under this clause (d);

(e) a Borrowing Base Deficiency or a Contingent Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency or such Contingent Borrowing Base Deficiency, as applicable, pursuant to Section 5.01(e), provided that it shall not be a Default or an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency or such Contingent Borrowing Base Deficiency, as the case may be, to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency or such Contingent Borrowing Base Deficiency, as the case may be, is cured within such 30-Business Day period, provided that such 30-Business Day period shall be extended by an additional 15 Business Days to the extent such Borrowing Base Deficiency or such Contingent Borrowing Base Deficiency, as applicable, is a result of the failure of the Borrowing Base to include the minimum Senior Investments required pursuant to Section 5.13(k) because of a change in either (i) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (ii) the Relevant Asset Coverage Ratio;

(f) the Borrower or any other Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace or cure periods;

(h) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, other than as permitted under Section 6.12 and that is not a result of a breach, default or other violation or failure in respect of such Material Indebtedness by the Borrower or any of its Subsidiaries and, after giving effect to any applicable grace or cure period), unless, in the case of this clause (ii), so long as all Commitments have not been terminated and the Loans declared due and payable in whole, such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) in the case of clause (h)(ii), to any Indebtedness of an Unrestricted Subsidiary to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default, (3) convertible debt that becomes due as a result of a conversion or redemption event provided such conversion, repurchase or redemption is settled only with Permitted Equity Interests (other than interest and expenses, which may be paid in cash) or (4) any Indebtedness of an Unrestricted Subsidiary that becomes due in part as a result of a breach of an overcollateralization test or borrowing base deficiency, or a customary “change of control” put right in any indenture;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and (i) if not covered by insurance, the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30-day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) the Investment Advisor shall cease to be the investment advisor for the Borrower;

(p) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments intended to be included in the Borrowing Base, having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that if such default is as a result of (A) the Collateral Agent no longer having possession of certificates actually delivered to it representing Equity Interests pledged under any Loan Document, or (B) a UCC financing statement having lapsed because a UCC-3 continuation statement was not filed in a timely manner, then there shall be no Default or Event of Default under this Section 7.01(p);

(q) except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower;

(r) the Obligors shall at any time, without the consent of the Required Lenders, modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation or Governmental Authority), provided that it shall not be deemed a modification in any material respect of the Investment Policies if the effect of such modification, supplement or waiver is that the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes or if the Investment Policies are modified so as to permit up to 30% (or such lesser percentage as may be allowed under the Investment Company Act) of the value of Portfolio Investments to be made in assets that would not be qualified assets under Section 55 of the Investment Company Act; or

(s) except for expiration or termination in accordance with its terms, any material provision of any Loan Document ceases to be in full force and effect; or the Borrower or any other Obligor contests the validity or enforceability of any provision of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure of a Class demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to 102% of the LC Exposure of such Class as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and appoints JPMCB as the Collateral Agent under the Guarantee and Security Agreement, and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operation of the Borrower.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the

foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, or Section 9.02(c) of this Agreement or Section 10.03 of the Guarantee and Security Agreement with respect to the Security Documents, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior written consent of each Lender and each Issuing Bank, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder in accordance with the Guarantee and Security Agreement), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized to (1) release any Lien covering property that is the subject of either a disposition of property permitted hereunder (including, without limitation, any property subject to a participation or repurchase transaction not prohibited hereunder) or a disposition to which the Required Lenders have consented (other than, for the avoidance of doubt, a disposition of all or substantially all Collateral) (and such Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security Agreement and (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction), (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as an “Unrestricted Subsidiary” in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor”, so long as in the case of this clause (2): (A) immediately after giving effect to any such release (and any Concurrent Transaction) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) immediately after giving effect to such release and any Concurrent Transaction, either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Adjusted Gross Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Event of Default has occurred and is continuing and (3) spread Liens to any Designated Indebtedness, Designated LC Obligations or Swap Agreement in accordance with the Guarantee and Security Agreement.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Obligors) between the Obligors and their Affiliates, on the one hand, and JPMCB and its Affiliates, on the other hand. Without limiting the foregoing, the Obligors or their Affiliates may provide information, including updates to previously provided information to JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Obligor, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to), in accordance with this Agreement, including, without limitation, Section 9.13(b), be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of an Obligor.

Each Lender, by delivering its signature page to this Agreement on the Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Effective Date.

Each party’s obligations pursuant to the foregoing shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

Each of the Administrative Agent and any Lender agree that the obligations assumed by any Obligor hereunder shall be limited in all cases to such Obligor and its assets and none of the Administrative Agent, any Lender or any of their respective agents or assigns shall seek satisfaction of any such obligation from the officers, agents, employees, directors, trustees, managers, members, shareholders or partners of any such Obligor.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 9 West 57th Street, 9th Floor, New York, NY 10019, Attention of its Chief Financial Officer (Telecopy No. (212) 515-3441; Telephone No. (212) 515-3488);

(ii) if to the Administrative Agent, at the address separately provided to the Borrower;

(iii) if to an Issuing Bank or Swingline Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01, 5.02 and 5.12(a) by delivering an electronic copy to such e-mail address(es) as provided to the Borrower in a notice from the Administrative Agent) (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.

(c) Documents to be Delivered under Sections 5.01, 5.02 and 5.12(a). For so long as SyndTrak or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01, 5.02 and 5.12(a) by delivering either an electronic copy in the manner specified in Section 9.01(b) or a notice identifying the website where such information is located for posting by the Administrative Agent on SyndTrak or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to SyndTrak or an equivalent website.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Subject to Section 2.13(b), (c) and (d) and Section 9.02(f) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the application of any interest accrued pursuant to Section 2.12(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(b), (c) or (d) or Section 2.08(d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly adversely affected thereby,

(v) change any of the provisions of this Section or in the definition of the term “Required Lenders” (except to add additional classes of Lenders thereto in connection with any additional class of Loans approved by the Required Lenders) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby;

(vi) extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the written consent of each Lender affected thereby; or

(vii) amend Section 2.20 without written consent of each Lender (if any) that is subject to the GBSA.

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (y) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the determination of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii), (iv) or (v), but including changes to the provisions of Section 5.12(c) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein, and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents. For the purposes of the foregoing clause (y), all Term Loans funded or to be funded on the same date shall be deemed to constitute a single “Class”.

Anything in this Agreement to the contrary notwithstanding (x) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document and (y) the Required Lenders of a particular Class may waive any condition precedent to an extension of credit under the Commitments of such Class (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default) and no consent of any Lender in any other Class shall be required.

(c) Amendments to Security Documents. Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding (x) any such increase pursuant to a Commitment Increase under Section 2.08(e) and (y) the spreading of such Liens to any Designated Indebtedness, Designated LC Obligations or Hedging Agreement Obligations (as such terms are defined in the Guarantee and Security Agreement)) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, except as permitted by the Loan Documents, (i) without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder (including, without limitation, any property subject to a participation or repurchase transaction not prohibited hereunder) or a disposition to which the Required Lenders have consented (and such Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security Agreement and (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction) and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated an “Unrestricted Subsidiary” in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor”, so long as, in the case of this clause (2): (A) immediately after giving effect to any such release (and any Concurrent Transaction) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent and Collateral Agent, (B) immediately after giving effect to any such release (and any Concurrent Transaction) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Adjusted Gross Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Event of Default has occurred and is continuing.

(d) Amendments to Add Collateral. Notwithstanding anything to the contrary in Section 9.02(c) of this Agreement or Section 10.03 of the Guarantee and Security Agreement, the Administrative Agent shall enter into such amendments, modifications or supplements to the Security Documents as the Borrower may from time to time reasonably request in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest in any Equity Interests of Unrestricted Subsidiaries held by the Obligors to secure the Secured Obligations, and no consent of any Lender shall be required therefor.

(e) Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the Borrower has obtained the consent of the Required Lenders but the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

(f) If the Administrative Agent and the Borrower acting together identify any obvious error or omission of a technical nature in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such error or omission and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent (but only one counsel for all such Persons together), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and, subject to the last sentence of this clause (a), all costs and expenses of the Independent Valuation Provider, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of (1) one counsel to the Administrative Agent, (2) one counsel to the Issuing Banks, and (3) one counsel for all of the Lenders together and, in the event of any actual or potential conflict of interest, any necessary additional counsel, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof, and (iv) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the reimbursement of any fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(iv), and the fees, costs and expenses incurred in accordance with Section 5.06(b), in excess of the greater of (x) $150,000 and (y) 0.015% of the total Commitments, in the aggregate incurred for all such fees, costs and expenses in any 12-month period (the “IVP Supplemental Cap”).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), including the fees, charges and disbursements of any counsel for any Indemnitee (but only one counsel for all such Indemnitees that are similarly situated and, in the event of any actual or potential conflict of interest, any necessary additional counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the willful misconduct or gross negligence of such Indemnitee or (ii) a claim brought by the Borrower or any Obligor against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section or to the extent that the fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(iv) exceed the IVP Supplemental Cap for any 12-month period (provided that prior to incurring expenses in excess of the IVP Supplemental Cap, the Administrative Agent shall have afforded the Lenders an opportunity to consult with the Administrative Agent regarding such expenses), (i) each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and (ii) each Multicurrency Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Multicurrency Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, or such Issuing Bank or the Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, and each of their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (other than natural persons (or holding companies, investment vehicles or trusts for, or owned and operated for the primary benefit of natural persons)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing, any other assignee; provided, further that the Borrower shall be deemed to have consented to an assignment (other than to a Disqualified Lender) of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof; and

(B) the Administrative Agent and, in the case of an assignment of Revolving Commitments, each Issuing Bank.

Notwithstanding anything to the contrary contained herein, the Borrower’s consent shall be required with respect to an assignment to any Disqualified Lender unless an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing with respect to the Borrower, provided that the foregoing shall not limit the consent rights with respect to an assignment to any Disqualified Lender for which an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has not occurred or is not continuing.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing;

(B) each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Guarantors shall not be obligated; and

(D) the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph).

(c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.14 (or any other increased costs protection provision), 2.15 or 2.16. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Participations. Any Lender may, with the consent of the Borrower (provided that the Borrower shall be deemed to have consented to a participation (other than to a Disqualified Lender) unless it shall have objected thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) the consent of the Borrower shall not be required if such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement (and the Lender selling such participation agrees with the Borrower at the time of the sale of such participation that it will not deliver such non-public information to the Participant), (ii) the consent of the Borrower shall not be required for a participation to a Lender, an Affiliate of a Lender, or, if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing, any other participant, (iii) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (v) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Notwithstanding anything to the contrary contained herein, the Borrower’s consent shall be required with respect to a participation to any Disqualified Lender unless an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing with respect to the Borrower, provided that the foregoing shall not limit the consent rights with respect to a participation to any Disqualified Lender for which an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has not occurred or is not continuing.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender) and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) No Assignments to Certain Persons. Anything in this Section to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries or to any natural person (or holding companies, investment vehicles or trusts for, or owned and operated for the primary benefit of natural persons), without the prior consent of each Lender or (ii) assign any interest in any Commitment, Loan, Swingline Exposure or LC Exposure held by it hereunder to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment would be a Defaulting Lender.

(j) Certain Matters Relating to Disqualified Lenders. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The list of Disqualified Lenders will be made available by the Administrative Agent to any Lender, participant or potential Lender or potential participant upon request.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof other than any unasserted contingent obligations.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document (other than a promissory note) and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (but excluding any promissory note, each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (2) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, whether in contract, tort or otherwise and whether at law or in equity.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including accountants and legal counsel) and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including such parties’ investors or investment or professional advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that, such Person would be permitted to be an assignee or participant pursuant to the terms hereof and such Person is not a Disqualified Lender, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any credit insurance provider relating to the Borrower and its obligations or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent, the Issuing Banks and each Lender may disclose the existence of this Agreement and information about this Agreement to any rating agency, market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, any Issuing Bank or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Investment Advisor, the Borrower or any of its Subsidiaries relating to the Investment Advisor, the Borrower or any of its Subsidiaries or any of their respective businesses or assets (including the value thereof), other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Investment Advisor, the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.13 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said USA PATRIOT Act.

SECTION 9.15. No Fiduciary Duty.

(a) In connection with this Agreement, the other Loan Documents and the transactions contemplated herein and therein, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that none of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each of the Administrative Agent, each Issuing Bank, the Swingline Lenders and any other Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender based on an alleged breach of fiduciary duty by such Administrative Agent, Issuing Bank, Swingline Lender or other Lender, as applicable, in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that none of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and none of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender shall have responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each the Administrative Agent, each Issuing Bank, the Swingline Lenders and any other Lender, together with their Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Administrative Agent, each Issuing Bank, the Swingline Lenders or any other Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each of the Administrative Agent, each Issuing Bank, the Swingline Lenders and any other Lender and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. None of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by the Administrative Agent, any Issuing Bank, the Swingline Lenders and any other Lender, as applicable, of services for other companies, and none of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender will furnish any such information to other companies. The Borrower also acknowledges that none of the Administrative Agent, any Issuing Bank, the Swingline Lenders or any other Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.16. Consent to Certain Amendments and Amendment and Restatement. To the extent required hereby (if at all), each Lender hereby consents to the Guarantee and Security Agreement and the making by the Borrower of any amendment or other modification to any term or provision of any Designated Indebtedness to the extent such change mirrors a change made by this Agreement that is more favorable to the Borrower than to a parallel term or provision of the Existing Credit Agreement (provided that the foregoing shall not be deemed a consent by any Lender to any term of any Designated Indebtedness that would not be permitted by the other provisions of this Agreement). It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated in its entirety pursuant hereto so as to preserve and continue the perfection and priority of all Liens securing the “Secured Obligations” under the Loan Documents and that all “Secured Obligations” of the Borrower and the Subsidiary Guarantors hereunder shall be secured by the Liens evidenced under the Security Documents and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Existing Credit Agreement (or serve to terminate Section 9.03 of the Existing Credit Agreement or any of the Borrower’s obligations thereunder with respect to the Lenders under the Existing Credit Agreement). In addition, unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

SECTION 9.17. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.18. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lenders’ entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.20. Erroneous Payments.

(a) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one

Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.20 shall be conclusive, absent manifest error.

(b) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Obligor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Obligor; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent, provided further that, for the avoidance of doubt, clauses (x) and (y) shall not apply, to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent, applicable Lender or Issuing Bank from the Borrower or any other Obligor for the purpose of making any payment hereunder.

(d) Each party’s obligations under this Section 9.20 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations under any Loan Document.

(e) For the avoidance of doubt, the provisions of this Section 9.20 will not alter any payment obligations on the part of the Borrower under the Loan Documents or otherwise.

SECTION 9.21. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.22. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer, Vice President and Secretary

Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank, a
Swingline Lender and a Lender

By:	/s/ Alfred Chi
Name: Alfred Chi
Title: Executive Director

Bank of Montreal,
as a Lender, a Swingline Lender and an Issuing
Bank

By:	/s/ Media Alimorad
Name: Media Alimorad
Title: Director

TRUIST BANK,
as a Lender, a Swingline Lender, and an Issuing
Bank

By:	/s/ Hays Wood
Name: Hays Wood
Title: Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Sidhima Daruka
Name: Sidhima Daruka
Title: Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Patrick Marsh
Name: Patrick Marsh
Title: Vice President

GOLDMAN SACHS USA,
as a Lender

By:	/s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Alex Figueroa
Name: Alex Figueroa
Title: Authorized Signatory

State Street Bank and Trust Company,
as a Lender

By:	/s/ Jiaqi Wei
Name: Jiaqi Wei
Title: Vice President

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ Shane Klein
Name: Shane Klein
Title: Managing Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Authorized Signatory

Industrial and Commercial Bank of China, New York Branch,
as a Lender

By:	/s/ Huacheng Lin
Name: Huacheng Lin
Title: Vice President

By:	/s/ Charles Inkeles
Name: Charles Inkeles
Title: Executive Director

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Bill Ernest
Name: Bill Ernest
Title: Managing Director

By:	/s/ Yasmine Bahi
Name: Yasmine Bahi
Title: Vice President

U.S. Bank National Association,
as a Lender

By:	/s/ Timothy Chan
Name: Timothy Chan
Title: Senior Vice President

BNP PARIBAS, as a Lender

By:	/s/ Dimitri Jobert
Name: Dimitri Jobert
Title: Managing Director

By:	/s/ Sebastian Hebenstreit
Name: Sebastian Hebenstreit
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender,

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

MUFG BANK, LTD., as a Lender, a Swingline Lender and an Issuing Bank

By:	/s/ Rajiv Ranjan
Name: Rajiv Ranjan
Title: Director